Filed pursuant to Rule 424(b)(5)

Registration No. 333-200825

The information contained in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated May 4, 2015

PROSPECTUS SUPPLEMENT

(To prospectus dated December 9, 2014)

32,500,000 Shares

Forest City Enterprises, Inc.

Class A Common Stock

We are offering 32,500,000 shares of our Class A common stock, par value $.33 1⁄3 per share. We will receive all of the net proceeds from the sale of such Class A common stock. We intend to use up to $400 million of the net proceeds from this offering to acquire all of our joint venture partner’s equity interests in FC HCN University Park, and we intend to use the remainder of the net proceeds for paying off or otherwise reducing debt, which may include paying off or otherwise reducing outstanding debt under our revolving line of credit and certain outstanding nonrecourse mortgage debt and notes payable, and general corporate purposes.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “FCEA.” The last reported sale price of our Class A common stock as reported on the New York Stock Exchange on May 1, 2015 was $24.00 per share.

Investing in our Class A common stock involves risks. You should carefully consider the risk factors beginning on page S-10 of this prospectus supplement, the risk factors beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2014 and the risk factors beginning on page 45 of our Quarterly Report on Form 10-Q for the period ended March 31, 2015 before purchasing shares of our Class A common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Forest City	$	$

To the extent that the underwriters sell more than 32,500,000 shares of Class A common stock, the underwriters have the option to purchase an additional 4,875,000 shares of Class A common stock from us at the initial price to the public less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Class A common stock will be ready for delivery on or about May     , 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.	Citigroup

Prospectus Supplement dated May     , 2015.

Prospectus Supplement

Prospectus

S-i

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this Class A common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We have provided to you only the information contained in this prospectus supplement, contained in or incorporated by reference into the accompanying prospectus to which we have referred you or contained in any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. The information contained in this prospectus supplement and contained, or incorporated by reference, into the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our Class A common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus supplement.

References in this prospectus supplement and in the accompanying prospectus to “we,” “us,” “the Company” or “Forest City” or other similar terms mean Forest City Enterprises, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

S-ii

Forest City Enterprises, Inc.

Founded in 1920 and publicly traded since 1960, we are principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land in 24 states and the District of Columbia. Our core markets include Boston, Chicago, Dallas, Denver, Los Angeles, Philadelphia, and the greater metropolitan areas of New York City, San Francisco and Washington D.C. We have offices in Albuquerque, Boston, Dallas, Denver, Los Angeles, New York City, San Francisco, Washington, D.C. and our corporate headquarters in Cleveland, Ohio.

We operate our business through three primary strategic business units, which represent four reportable operating segments:

•	Commercial Group, our largest strategic business unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office and life science buildings and mixed-use projects. Additionally, it operates Barclays Center, a sports and entertainment arena located in Brooklyn, New York, which is reported as a separate operating segment.

•	Residential Group owns, develops, acquires and operates residential rental properties, including upscale and middle-market apartments, adaptive re-use developments and subsidized senior housing. Additionally, it owns interests in entities that develop and manage military family housing.

•	Land Development Group acquires and sells both land and developed lots to residential, commercial and industrial customers at our Stapleton project in Denver, Colorado.

In addition, Corporate Activities is our fifth reportable operating segment, which includes our equity method investment in the Brooklyn Nets, a member of the National Basketball Association.

We are incorporated in the State of Ohio. Our principal executive offices are located at the Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio 44113-2203 and our telephone number is (216)  621-6060.

Recent Developments

Strategic Acquisition of Joint Venture Interests

On April 28, 2015, we entered into a share purchase and redemption agreement with Health Care REIT, Inc. (“HCN”) to acquire its 49% equity interest in seven life science office properties and two parking facilities at University Park at MIT, a mixed-use life science office campus in Cambridge, Massachusetts (“FC HCN University Park”). The redemption price is $573,500,000 less HCN’s 49% share of the outstanding debt on the assets of FC HCN University Park at closing estimated to be approximately $174,000,000. We have paid a non-refundable cash deposit of $11,470,000 that will be surrendered if we fail to complete the acquisition, other than due to the failure of certain closing conditions to be met. We intend to use up to $400 million of the net proceeds from this offering to finance the acquisition of HCN’s equity interests in FC HCN University Park. The acquisition is subject to certain approvals, rights of first refusal and closing conditions set forth in the share purchase and redemption agreement and, in certain circumstances, we and HCN each have the right to terminate the agreement prior to closing. Upon closing, which is expected to be no later than September 30, 2015, we will own 100% of the assets of FC HCN University Park. As a result, we will be required to consolidate the assets and liabilities of FC HCN University Park and expect to record a gain on change in control of interests in excess of $400,000,000.

We believe the HCN transaction represents an attractive opportunity over the long term, where we estimate the current market rent is $64.00 per square foot. The following chart presents the lease expiration schedule and average in-place rent for each lease expiration year for the properties of FC HCN University Park:

Year	Square Footage of Leases Expiring (in thousands)	In-Place Rent of Leases Expiring
2016	230	$64.56
2017	94	$55.81
2018	15	$39.28
2019	256	$58.23
2020	417	$43.70
2021	30	$63.93
2022	113	$66.93

Supplemental Financial Information

Net Operating Income is a non-GAAP measure that we define as revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups) plus interest income, equity in earnings (loss) of unconsolidated entities (excluding gain (loss) on disposition, gain (loss) on land held for divestiture activity, impairment, interest expense, gain (loss) on extinguishment of debt and depreciation and amortization of unconsolidated entities). We believe NOI provides additional information about our core operations and, along with earnings, is necessary to understand our business and operating results. Although NOI is not presented in accordance with GAAP, investors can use this non-GAAP measure as supplementary information to evaluate our business. NOI is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, our GAAP measures and may not be directly comparable to similarly-titled measures reported by other companies.

The following table reconciles Earnings (Loss) Before Income Taxes to Net Operating Income.

Reconciliation of Earnings (Loss) Before Income Taxes (GAAP) to Net Operating Income (non-GAAP) (in thousands):

	Three Months Ended March 31,
	2015		2014
Loss before income taxes (GAAP)		$(65,502)		$(27,521)
Earnings from unconsolidated entities	$9,313		$34,029
Gain on disposition of unconsolidated entities	—		(24,796)
Depreciation and amortization of unconsolidated entities	22,466		21,604
Interest expense of unconsolidated entities	25,854		28,000
Loss on extinguishment of debt of unconsolidated entities	225		252

Total NOI from unconsolidated entities	$57,858	57,858	$59,089	59,089

Interest expense		52,576		62,452
Loss on extinguishment of debt		35,154		164
Net loss on disposition of full or partial interest in rental properties		—		467
Net gain on change in control of interests		—		(2,759)
Depreciation and amortization—Real Estate Groups		60,672		53,832
Amortization of mortgage procurement costs		2,101		2,125
Straight-line rent adjustment		(53)		(2,593)

Net operating income (Non-GAAP)		$142,806		$145,256

The following is a reconciliation of comparable NOI to total NOI.

	Net Operating Income (in thousands)
	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
Full Consolidation	Comparable	Non- Comparable	Total	Comparable	Non- Comparable	Total
Retail	$40,595	$3,756	$44,351	$38,158	$2,993	$41,151
Office	58,322	2,162	60,484	55,978	(861)	55,117
Apartments	40,970	4,536	45,506	38,620	703	39,323
Arena	—	8,834	8,834	—	11,864	11,864
Subsidized Senior Housing	—	3,819	3,819	—	3,564	3,564
Military Housing	—	5,361	5,361	—	4,979	4,979
Other	—	(15,531)	(15,531)	—	(10,201)	(10,201)

Total Rental Properties	$139,887	$12,937	$152,824	$132,756	$13,041	$145,797
Land Development Group	$—	$11,172	$11,172	$—	$12,880	$12,880
Corporate Activities	$—	$(14,978)	$(14,978)	$—	$(13,421)	$(13,421)
Corporate Activities - REIT conversion and reorganization costs	$—	$(6,212)	$(6,212)	$—	$—	$—

Grand Total	$139,887	$2,919	$142,806	$132,756	$12,500	$145,256

The following tables reconcile Net Operating Income on a consolidated basis to Net Operating Income on a pro rata basis.

	Net Operating Income (in thousands)
	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014				% Change
	Full Consolidation (2)	Less Noncontrolling Interest	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (2)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$75,282	$—	$75,282	$73,387	$—	$—	$73,387	2.6%	2.6%
Adjusted operating expenses	34,687	—	34,687	35,229	—	—	35,229	(1.5)%	(1.5)%

Comparable NOI	40,595	—	40,595	38,158	—	—	38,158	6.4%	6.4%
Non-Comparable NOI	3,756	—	3,756	2,993	—	1,870	4,863

Total	44,351	—	44,351	41,151	—	1,870	43,021
Office Buildings
Comparable
Adjusted revenues	103,457	4,652	98,805	100,658	4,711	—	95,947	2.8%	3.0%
Adjusted operating expenses	45,135	2,304	42,831	44,680	2,329	—	42,351	1.0%	1.1%

Comparable NOI	58,322	2,348	55,974	55,978	2,382	—	53,596	4.2%	4.4%
Non-Comparable NOI	2,162	174	1,988	(861)	147	(43)	(1,051)

Total	60,484	2,522	57,962	55,117	2,529	(43)	52,545
Apartments
Comparable
Adjusted revenues	72,454	4,253	68,201	69,900	3,920	—	65,980	3.7%	3.4%
Adjusted operating expenses	31,484	1,542	29,942	31,280	1,571	—	29,709	0.7%	0.8%

Comparable NOI	40,970	2,711	38,259	38,620	2,349	—	36,271	6.1%	5.5%
Non-Comparable NOI	4,536	3,606	930	703	(1,513)	—	2,216

Total	45,506	6,317	39,189	39,323	836	—	38,487
Arena	8,834	4,034	4,800	11,864	5,447	—	6,417
Subsidized Senior Housing	3,819	—	3,819	3,564	—	—	3,564
Military Housing	5,361	(5)	5,366	4,979	53	—	4,926
Land sales	—	—	—	—	—	459	459
Other (1)	(15,531)	(1,008)	(14,523)	(10,201)	48	—	(10,249)
Total Rental Properties
Comparable
Adjusted revenues	251,193	8,905	242,288	243,945	8,631	—	235,314	3.0%	3.0%
Adjusted operating expenses	111,306	3,846	107,460	111,189	3,900	—	107,289	0.1%	0.2%

Comparable NOI	139,887	5,059	134,828	132,756	4,731	—	128,025	5.4%	5.3%
Non-Comparable NOI	12,937	6,801	6,136	13,041	4,182	2,286	11,145

Total	152,824	11,860	140,964	145,797	8,913	2,286	139,170
Land Development Group	11,172	918	10,254	12,880	1,272	—	11,608
Corporate Activities	(14,978)	—	(14,978)	(13,421)	—	—	(13,421)
Corporate Activities - REIT conversion and reorganization costs	(6,212)	—	(6,212)	—	—	—	—

Grand Total	$142,806	$12,778	$130,028	$145,256	$10,185	$2,286	$137,357

(1)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income and a 2014 legal settlement at Heritage, an apartment community in San Diego, California.
(2)	Includes the Company’s pro rata share of Net Operating Income from unconsolidated subsidiaries accounted for under the equity method of accounting.

The following table reconciles Earnings (Loss) Before Income Taxes to Net Operating Income.

Reconciliation of Earnings (Loss) Before Income Taxes (GAAP) to Net Operating Income (non-GAAP) (in thousands)

	Year Ended		Year Ended
	December 31, 2014		December 31, 2013 (1)
Earnings (loss) before income taxes		$(138,136)		$(169,931)
Earnings from unconsolidated entities, including impairment	$86,908		$111,856
Net gain on land held for divestiture of unconsolidated entities	—		(3,168)
Gain on disposition of unconsolidated entities	(52,421)		(68,430)
Impairment of unconsolidated real estate	3,124		—
Depreciation and amortization of unconsolidated entities	92,140		78,599
Interest expense of unconsolidated entities	110,195		102,706
(Gain) loss on extinguishment of debt of unconsolidated entities	3,743		(756)

Total NOI from unconsolidated entities	$243,689	243,689	$220,807	220,807

Interest expense		234,405		309,379
(Gain) loss on extinguishment of debt		1,179		(4,839)
Net gain on land held for divestiture activity		—		(3,556)
Net loss on disposition of partial interest in development project		20,298		—
Net gain on disposition of full or partial interests in rental properties		(30,281)		(496,092)
Net gain on change in control of interests		(230,660)		(2,762)
Impairment of consolidated real estate		277,095		421,361
Depreciation and amortization-Real Estate Groups		225,638		291,109
Amortization of mortgage procurement costs		8,518		9,352
Straight-line rent adjustment		(5,408)		(21,216)

Net operating income (non-GAAP)		$606,337		$553,612

The following is a reconciliation of comparable NOI to total NOI.

	Net Operating Income (in thousands)
	Year Ended December 31, 2014			Year Ended December 31, 2013 (1)
Full Consolidation	Comparable	Non-Comparable	Total	Comparable	Non-Comparable	Total
Retail	$146,675	$33,121	$179,796	$143,014	$62,811	$205,825
Office	231,524	230	231,754	217,808	15,357	233,165
Apartments	157,562	(1,122)	156,440	151,024	3,519	154,543
Arena	—	40,510	40,510	—	33,378	33,378
Subsidized Senior Housing	—	16,425	16,425	—	16,505	16,505
Military Housing	—	23,486	23,486	—	23,768	23,768
Hotels	—	—	—	—	1,693	1,693
Land Sales	—	378	378	—	9,626	9,626
Write-offs of abandoned development projects and demolition costs	—	(1,655)	(1,655)	—	(53,234)	(53,234)
Other	—	(41,255)	(41,255)	—	(48,649)	(48,649)

Total Rental Properties	$535,761	$70,118	$605,879	$511,846	$64,774	$576,620
Land Development Group	$—	$57,480	$57,480	$—	$30,437	$30,437
Corporate Activities	$—	$(57,022)	$(57,022)	$—	$(53,445)	$(53,445)

Grand Total	$535,761	$70,576	$606,337	$511,846	$41,766	$553,612

(1)	For comparability purposes, the amounts for the year ended December 31, 2013 include the full twelve months of activity which is unaudited instead of the 11 months ended December 31, 2013 included in our audited Financial Statements for our transition year to a calendar year.

The following table reconciles Net Operating Income on a consolidated basis to Net Operating Income on a pro rata basis.

	Net Operating Income (in thousands)
	Year Ended December 31, 2014				Year Ended December 31, 2013				% Change
	Full Consolidation (4)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (4)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation	Pro-Rata Consolidation (Non-GAAP)
Retail
Comparable
Adjusted revenues	$263,645	$—	$—	$263,645	$259,454	$—	$—	$259,454	1.6%	1.6%
Adjusted operating expenses	116,970	—	—	116,970	116,440	—	—	116,440	0.5%	0.5%

Comparable NOI	146,675	—	—	146,675	143,014	—	—	143,014	2.6%	2.6%
Non-Comparable NOI	33,121	(35)	3,678	36,834	62,811	3,235	20,024	79,600

Total	179,796	(35)	3,678	183,509	205,825	3,235	20,024	222,614
Office Buildings
Comparable
Adjusted revenues	407,353	18,467	—	388,886	391,605	18,079	—	373,526	4.0%	4.1%
Adjusted operating expenses	175,829	9,186	—	166,643	173,797	8,683	—	165,114	1.2%	0.9%

Comparable NOI	231,524	9,281	—	222,243	217,808	9,396	—	208,412	6.3%	6.6%
Non-Comparable NOI	230	228	(43)	(41)	15,357	4,554	5,158	15,961

Total	231,754	9,509	(43)	222,202	233,165	13,950	5,158	224,373
Apartments
Comparable
Adjusted revenues	277,737	3,633	—	274,104	269,429	3,532	—	265,897	3.1%	3.1%
Adjusted operating expenses	120,175	1,373	—	118,802	118,405	1,389	—	117,016	1.5%	1.5%

Comparable NOI	157,562	2,260	—	155,302	151,024	2,143	—	148,881	4.3%	4.3%
Non-Comparable NOI	(1,122)	(1,103)	—	(19)	3,519	1,479	181	2,221

Total	156,440	1,157	—	155,283	154,543	3,622	181	151,102
Arena	40,510	18,838	—	21,672	33,378	15,948	—	17,430
Subsidized Senior Housing	16,425	—	—	16,425	16,505	417	—	16,088
Military Housing	23,486	47	—	23,439	23,768	667	—	23,101
Hotels	—	—	—	—	1,693	—	2,535	4,228
Land sales (1)	378	13	459	824	9,626	—	1,310	10,936
Write-offs of abandoned development projects and demolition costs	(1,655)	—	—	(1,655)	(53,234)	(13)	—	(53,221)
Other (2)	(41,255)	1,454	—	(42,709)	(48,649)	(2,872)	525	(45,252)
Total Rental Properties
Comparable
Adjusted revenues	948,735	22,100	—	926,635	920,488	21,611	—	898,877	3.1%	3.1%
Adjusted operating expenses	412,974	10,559	—	402,415	408,642	10,072	—	398,570	1.1%	1.0%

Comparable NOI	535,761	11,541	—	524,220	511,846	11,539	—	500,307	4.7%	4.8%
Non-Comparable NOI	70,118	19,442	4,094	54,770	64,774	23,415	29,733	71,092

Total	605,879	30,983	4,094	578,990	576,620	34,954	29,733	571,399
Land Development Group	57,480	5,824	—	51,656	30,437	3,446	—	26,991
Corporate Activities (3)	(57,022)	—	—	(57,022)	(53,445)	—	—	(53,445)

Grand Total	$606,337	$36,807	$4,094	$573,624	$553,612	$38,400	$29,733	$544,945

(1)	Includes $8,927 of NOI generated from certain non-outlot land sales at full and pro-rata consolidation for the year ended December 31, 2013.
(2)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income and a 2014 legal settlement at Heritage.
(3)	Includes $5,697 of 2014 REIT conversion and reorganization costs.
(4)	Includes the Company’s pro rata share of Net Operating Income from unconsolidated subsidiaries accounted for under the equity method of accounting.

The following tables present our Net Operating Income on a pro rata basis by product type and reconciles such information to Grand Total NOI:

Three Months Ended March 31, 2015

Land(1)	$10,254
Retail	44,351
Office	57,962
Apartments(2)	43,008
Military Housing	5,366

NOI by Product Type	$160,941

Arena	4,800
Corporate Activities	(14,978)
Corporate Activities—REIT conversion and reorganization costs	(6,212)
Other (3)	(14,523)

Grand Total NOI	$130,028

Three Months Ended March 31, 2014

Land(1)	$12,067
Retail	43,021
Office	52,545
Apartments(2)	42,051
Military Housing	4,926

NOI by Product Type	$154,610

Arena	6,417
Corporate Activities	(13,421)
Corporate Activities—REIT conversion and reorganization costs	—
Other (3)	(10,249)

Grand Total NOI	$137,357

(1)	Includes commercial and residential outlot land sales.
(2)	Includes limited-distribution subsidized senior housing.
(3)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income and a 2014 legal settlement at Heritage.

Year Ended December 31, 2014

Land(1)	$52,480
Retail	183,509
Office	222,202
Apartments(2)	171,708
Military Housing	23,439

NOI by Product Type	$653,338

Arena	21,672
Hotels	—
Non-outlot land sale	—
Corporate Activities	(51,325)
Corporate Activities—REIT conversion and reorganization costs	(5,697)
Write-offs of abandoned development projects and demolition costs	(1,655)
Other (3)	(42,709)

Grand Total NOI	$573,624

(1)	Includes commercial and residential outlot land sales.
(2)	Includes limited-distribution subsidized senior housing.
(3)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income and a 2014 legal settlement at Heritage.

The following tables present our Net Operating Income on a pro rata basis by core market and reconciles such information to Grand Total NOI:

Three Months Ended March 31, 2015

Greater New York City	$56,946
Greater Washington D.C.(1).	15,590
Denver	12,106
Los Angeles	11,901
Boston	10,526
Greater San Francisco	9,577
Chicago	6,627
Philadelphia	3,701
Dallas	1,705
Non-Core Markets	18,646
Regional Malls(2).	8,250

NOI by Market	$155,575

Arena	4,800
Military Housing	5,366
Corporate Activities	(14,978)
Corporate Activities—REIT conversion and reorganization costs	(6,212)
Other (3)	(14,523)

Grand Total NOI	$130,028

Three Months Ended March 31, 2014

Greater New York City	$53,091
Greater Washington D.C.(1).	13,325
Denver	13,830
Los Angeles	10,987
Boston	9,420
Greater San Francisco	10,473
Chicago	4,608
Philadelphia	6,074
Dallas	1,563
Non-Core Markets	18,511
Regional Malls(2).	7,802

NOI by Market	$149,684

Arena	6,417
Military Housing	4,926
Corporate Activities	(13,421)
Corporate Activities—REIT conversion and reorganization costs	—
Other (3)	(10,249)

Grand Total NOI	$137,357

(1)	Includes Richmond, Virginia.
(2)	Represents Regional Malls located in Non-Core Markets. Regional Malls located in Core Markets are included in their applicable Core Markets.
(3)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income and a 2014 legal settlement at Heritage.

Year Ended December 31, 2014

Greater New York City	$220,068
Denver	64,781
Greater Washington D.C.(1)	54,735
Los Angeles	44,244
Greater San Francisco	43,848
Boston	39,960
Chicago	21,945
Philadelphia	18,952
Dallas	5,879
Non-Core Markets	82,886
Regional Malls(2).	32,601

NOI by Market	$629,899

Arena	21,672
Military Housing	23,439
Hotels	—
Non-outlot land sale	—
Corporate Activities	(51,325)
Corporate Activities—REIT conversion and reorganization costs	(5,697)
Write-offs of abandoned development projects and demolition costs	(1,655)
Other (3)	(42,709)

Grand Total NOI	$573,624

(1)	Includes Richmond, Virginia.
(2)	Represents Regional Malls located in Non-Core Markets. Regional Malls located in Core Markets are included in their applicable Core Markets.
(3)	Includes non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income and a 2014 legal settlement at Heritage.

RISK FACTORS

Investing in shares of our Class A common stock involves risks. You should carefully consider the following risk factors and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2014, and in our Quarterly Report on Form 10-Q for the period ended March 31, 2015, in addition to all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into the accompanying prospectus before deciding to invest in shares of our Class A common stock. The risks and uncertainties below and in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the period ended March 31, 2015 are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may become important factors that affect us. If any of such risks or the risks described below, in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the period ended March 31, 2015 occur, our business, financial condition or results of operations could be materially and adversely affected.

Risks Related to Shares of Our Class A Common Stock and this Offering

In the event our acquisition of HCN’s equity interests in FC HCN University Park is not completed, our management will have broad discretion to use the net proceeds of this offering that are allocated to funding the acquisition.

We intend to use up to $400 million of the net proceeds from this offering to fund our acquisition of HCN’s equity interests in FC HCN University Park. Consummation of the acquisition of HCN’s equity interests is subject to a number of conditions and, if the agreement to acquire such interests is terminated and the acquisition is not consummated, our management will have broad discretion in the application of the net proceeds that would have been used to fund the acquisition. If the acquisition is not completed, we intend to use the net proceeds that were allocated to fund the acquisition to pay off or otherwise reduce outstanding debt, which may include paying off or otherwise reducing outstanding debt under our revolving line of credit and certain outstanding nonrecourse mortgage debt and notes payable, and for other purposes in the discretion of management.

Our management has significant flexibility in using a portion of the net proceeds of this offering.

We intend to use the net proceeds remaining after the funding of our acquisition of HCN’s equity interests in FC HCN University Park for paying off or otherwise reducing debt, which may include paying off or otherwise reducing outstanding debt under our revolving line of credit and certain outstanding nonrecourse mortgage debt and notes payable, and general corporate purposes. Therefore, our management will have significant flexibility in applying the net proceeds of this offering that are not used to acquire HCN’s equity interests in FC HCN University Park. The actual amounts and timing of expenditures will vary significantly depending on a number of factors such as our corporate debt obligations, the costs associated with our decision to pursue REIT status under the Internal Revenue Code of 1986, as amended, and future equity investment needs.

We may change the dividend policy for our common shares in the future.

On December 5, 2008, our Board of Directors suspended the cash dividends on shares of our Class A and Class B common stock until further notice. As the Company is currently organized as a C-corporation, the payment of future dividends depends upon such factors as earnings, capital requirements and financial conditions of the Company. In addition, under the restrictions contained in our revolving credit facility, the Company may declare or pay dividends on shares of Class A and Class B common stock in an amount not to exceed

$24,000,000 in the aggregate in any four quarter period to Class A or Class B shareholders, subject to certain conditions. We currently do not have an intention to pay any dividends while we remain a C-corporation, subject only to the special distribution described below. However, if we are successful in pursuing our plan to qualify as a REIT, we will be required to issue a special distribution to our shareholders of accumulated earnings and profits. The amount, timing and composition (cash or common stock) of such distribution is dependent on various factors. The decision to declare and pay dividends on our common shares, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our Board of Directors and will depend on our earnings, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness, state law and such other factors as our Board of Directors deems relevant. No assurance can be given as to when or if our Board of Directors may decide to commence paying dividends again.

Our shareholders will experience dilution as a result of this offering and we may engage in future equity and equity-related offerings that may be further dilutive of our common shares.

Giving effect to the issuance of Class A common shares in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share for the year ending December 31, 2015. The actual amount of such dilution cannot be determined at this time and will be based on numerous factors. Additionally, following the 120-day lock-up restrictions described under the caption “Underwriting,” we will not be restricted from issuing additional Class A common shares or preferred shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A common shares or preferred shares or any substantially similar securities. However, during this lock-up period, the lock-up agreement with the underwriters does not restrict our ability to engage in debt-for-equity exchange offers or to issue approximately 11,544,000 shares of Class A common stock in connection with property interest redemptions. The market price of our Class A common stock could decline due to additional dilution, including as a result of sales of a large number of shares of our Class A common stock in the market after this offering or the perception that such sales could occur.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus supplement or the accompanying prospectus statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements reflect our current views with respect to financial results related to future events and are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which we may not anticipate. Future events and actual results, financial or otherwise, may differ from the results discussed in the forward-looking statements.

See “Risk Factors” in this prospectus supplement and the risk factors beginning on Page 45 of our Quarterly Report on Form 10-Q for the period ended March 31, 2015 and Page 7 of our Annual Report on Form 10-K for the year ended December 31, 2014 for information regarding some of the important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements.

We have no obligation to revise or update any forward-looking statements, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

We estimate the net proceeds we will receive from this offering to be approximately $748 million, assuming a public offering price of $24.00 per share (the last reported sales price of our Class A common stock on the New York Stock Exchange (the “NYSE”) on May 1, 2015) and no exercise by the underwriters of their option to purchase additional shares from us, or approximately $860.3 million if the underwriters exercise their option to purchase additional shares from us in full, after deducting the underwriting discount and the estimated offering expenses payable by us.

We intend to use up to $400 million of the net proceeds from this offering to acquire all of HCN’s equity interests in FC HCN University Park. We intend to use the remainder of the net proceeds for paying off or otherwise reducing outstanding debt and general corporate purposes. Such debt may include amounts outstanding under our revolving line of credit under our Fourth Amended and Restated Credit Agreement, which has an interest rate of LIBOR (.182% as of May 1, 2015) plus 3.50%, and outstanding balance of approximately $93.5 million as of May 1, 2015, and certain outstanding nonrecourse mortgage debt and notes payable with fixed interest rates ranging from 3.50% to 8.37% or floating interest rates ranging from 1.07% to 4.50% plus LIBOR (.182% as of May 1, 2015) and maturities ranging from May 2015 to July 2019. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the documentation agent for our revolving line of credit. This affiliate and affiliates of Goldman, Sachs & Co. and Citigroup Global Markets Inc. are lenders under our revolving line of credit and may receive a share (proportionate to their respective commitments under the facility) of the net proceeds of this offering if used to repay outstanding borrowings under the facility.

PRICE RANGE OF CLASS A COMMON STOCK

Our shares of Class A common stock are traded on the NYSE under the symbol “FCEA.” The following table summarizes the quarterly high and low sales prices per share of our Class A common stock as reported by the NYSE and the dividends declared per Class A common share:

	High	Low	Dividends
2015
First Fiscal Quarter	$25.90	$20.68	$—
Second Fiscal Quarter (through May 1, 2015)	25.88	23.52	—
2014
First Fiscal Quarter	$19.58	$17.71	$—
Second Fiscal Quarter	20.09	18.46	—
Third Fiscal Quarter	21.30	19.17	—
Fourth Fiscal Quarter	21.67	19.20	—
2013
First Fiscal Quarter	$18.67	$15.50	$—
Second Fiscal Quarter	20.25	17.15	—
Third Fiscal Quarter	20.50	16.91	—
Two Months Ended December 31, 2013(1)	20.51	18.20	—

(1)	On March 29, 2012, our Board of Directors approved a change to Forest City’s fiscal year-end to December 31 from January 31, effective December 31, 2013.

As of May 1, 2015, there were approximately 1,446 holders of record of our Class A common stock. On May 1, 2015, the last reported sale price for the Class A common stock as reported by the NYSE was $24.00 per share.

DIVIDEND POLICY

On December 5, 2008, our Board of Directors suspended the cash dividends on shares of our Class A and Class B common stock following the payment of dividends on December 15, 2008, until such dividends are reinstated. As the Company is currently organized as a C-corporation, the payment of future dividends depends upon such factors as earnings, capital requirements and financial conditions of the Company. Under the restrictions contained in our revolving credit facility, the Company may declare or pay dividends on shares of Class A and Class B common stock in an amount not to exceed $24,000,000 in the aggregate in any four quarter period to Class A or Class B shareholders, subject to certain conditions. We currently do not have an intention to pay any dividends while we remain a C-corporation, subject only to the distribution described below. However, if we are successful in pursuing our plan to qualify as a REIT, we will be required to issue a special distribution to our shareholders of accumulated earnings and profits. The amount and timing of such special distribution is dependent on various factors, but, if made, we currently anticipate paying 80% of the distribution in common stock and 20% in cash. In addition, we expect to pay a regular dividend representing a minimum of 90% of our taxable income from our qualified REIT subsidiaries after the planned REIT qualification, subject to the approval of our board of directors.

CAPITALIZATION

The following table shows our capitalization as of March 31, 2015 and on an adjusted basis to give effect to the application of approximately $748 million of estimated net proceeds from this offering as described in “Use of Proceeds” above, assuming the sale of 32,500,000 shares of Class A common stock in this offering, at a public offering per share price of $24.00 per share (the last reported sale price for the Class A common stock as reported by the NYSE on May 1, 2015), and no exercise by the underwriters of their option to purchase additional shares from us, after deducting the underwriting discount and estimated offering expenses of $800,000 we expect to pay. This table assumes that we use the proceeds only for the HCN acquisition and repayment of debt. There can be no guarantee that we will use the net proceeds in this manner.

You should read this table in conjunction with the information set forth under the caption “Use of Proceeds” and the consolidated financial statements and notes thereto incorporated by reference into the accompanying prospectus.

	As of March 31, 2015
	Actual	As Adjusted
	(Unaudited)
	(In thousands)
Debt, including current portion
Mortgage debt and notes payable, non-recourse(1)	$4,202,440	$4,297,890
Revolving credit facility(2)	59,950	—
Convertible senior debt
5.000% convertible senior notes due 2016	9,519	9,519
4.250% convertible senior notes due 2018	229,913	229,913
3.625% convertible senior notes due 2020	171,762	171,762

Total debt, including current portion	4,673,584	4,709,084

Shareholders’ equity
Preferred stock—without par value; 20,000,000 shares authorized; no shares issued	—	—
Common stock—$.33 1/3 par value
Class A, 371,000,000 shares authorized; 194,880,873 shares issued and 193,501,911 outstanding, actual, and 227,380,873 shares issued and 226,001,911 outstanding shares issued and outstanding, as adjusted(3)	64,960	75,793
Class B, convertible, 56,000,000 shares authorized; 18,942,503 shares issued and outstanding, actual and as adjusted	6,314	6,314
Additional paid-in capital(4)	1,469,273	2,206,440
Retained earnings(1)	508,989	928,989
Less treasury stock, at cost; 1,378,962 shares, actual and as adjusted	(26,013)	(26,013)
Accumulated other comprehensive loss	(57,372)	(57,372)

Total shareholders’ equity	1,966,151	3,134,151

Total capitalization	$6,639,735	$7,843,235

(1)	Upon closing of the share purchase and redemption agreement with HCN, the Company will consolidate 100% of the assets and liabilities of FC HCN University Park, including approximately $350 million of mortgage debt and notes payable, nonrecourse. In addition, we expect to record a gain on change in control in excess of $400 million, which is reflected in Retained earnings, in the As Adjusted column.
(2)	From March 31, 2015 through May 1, 2015, we have increased borrowings under the revolving credit facility by $33.5 million to $93.5 million. Giving effect to the application of the estimated net proceeds of this offering, we assume a repayment of borrowings of $93.5 million under our revolving credit facility.

(3)	Excludes shares of our Class A common stock issuable under our 1994 Stock Plan, as amended, including 4,107,550 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $33.87, 2,709,212 shares of unvested restricted stock, 1,479,894 contingently issuable shares (performance shares) and 4,818,562 shares available for future grants. Also excludes 21,362,252 shares of our Class A common stock issuable upon the conversion of our Class B common stock and Class A Common Units and any shares of our Class A common stock issuable upon a conversion of our (i) 5.000% convertible senior notes due 2016, (ii) 4.250% convertible senior notes due 2018 and (iii) 3.625% convertible senior notes due 2020.
(4)	The “As Adjusted” column reflects approximately $33.0 million of transaction costs.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
Citigroup Global Markets Inc.

Total	32,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $         per share to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the Company	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $800,000 and are payable by us.

Option To Purchase Additional Shares

We have granted an option to the underwriters to purchase up to 4,875,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed, for a period of 120 days after the date of this prospectus supplement, and our executive officers and directors and the general partners of RMS LP have agreed, for a period of 90 days after the date of this prospectus supplement, not to sell or transfer any shares of any class of our common stock or securities convertible into, exchangeable for, exercisable for, or repayable with any shares of any class of our common stock, without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any shares of any class of our common stock,

•	sell any option or contract to purchase any shares of any class of our common stock,

•	purchase any option or contract to sell any shares of any class of our common stock,

•	grant any option, right or warrant for the sale of any shares of any class of our common stock,

•	otherwise dispose of or transfer any shares of any class of our common stock,

•	request or demand that we file a registration statement related to any shares of any class of our common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any shares of any class of our common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to shares of any class of our common stock and to securities convertible into or exchangeable or exercisable for shares of any class of our common stock. Notwithstanding the foregoing, the lock-up provision will not prohibit us from conducting voluntary exchanges or conversions of our convertible debt securities for Class A common stock during the lock-up period. Further, the lock-up provision will not prohibit us from issuing up to approximately 11,544,000 shares of Class A common stock in connection with property interest redemptions or other property acquisitions, provided that the recipients of such Class A common stock enter into a similar lock-up agreement. Further, the lock-up agreement with the individuals permits gifts, transfers to trusts for the benefit of the individual or his or her immediate family members, and distributions, so long as the transferee enters into a similar lock-up agreement, with certain exceptions. These lock-up provisions also apply to shares of any class of our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the documentation agent for our revolving line of credit. This affiliate and affiliates of Goldman, Sachs & Co. and Citigroup Global Markets Inc. are lenders under our revolving line of credit and may receive a share (proportionate to their respective commitments under the facility) of the net proceeds of this offering if used to repay outstanding borrowings under the facility.

Because of the manner in which the proceeds will be used, more than five percent of the net proceeds of the offering may be paid to members or affiliates of members of the Financial Industry Regulatory Authority, Inc. participating in the offering, which creates a conflict of interest under FINRA Rule 5121. As a result, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required, because a bona fide public market exists in the Class A common stock, as that term is defined in the rule.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

New York Stock Exchange

The shares of Class A Common Stock are listed on the New York Stock Exchange under the symbol “FCEA.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representatives may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares of Class A common stock may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of Class A common stock shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares of Class A common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement and the accompany prospectus have been prepared on the basis that any offer of shares of Class A common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of Class A common stock. Accordingly any person making or intending to make an offer in that Relevant Member State of shares of Class A common stock which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of Class A common stock in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares of Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of Class A common stock, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of Class A common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of Class A common stock must observe such Australian on-sale restrictions.

This prospectus supplement and accompanying prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulation 2005 of Singapore.

VALIDITY OF THE CLASS A COMMON STOCK

Certain legal matters, including the validity of the shares of Class A common stock offered hereby, will be passed upon for us by Thompson Hine LLP, Cleveland, Ohio. Certain legal matters incident to the validity of the shares of Class A common stock offered hereby will be passed upon for us by Geralyn M. Presti, our Executive Vice President, General Counsel and Secretary. As of May 1, 2015, Ms. Presti owned 45,837 shares of our Class A common stock, including 30,058 restricted shares; 70,533 options to purchase shares of our Class A common stock, of which all are currently exercisable; and 25,005 performance shares, which may be paid in shares of Class A common stock at a later date based on the Company’s performance. The validity of the Class A common stock offered hereby will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP will rely as to all matters of Ohio law upon the opinion of Thompson Hine LLP.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Forest City Enterprises, Inc. incorporated in this prospectus supplement by reference to Forest City Enterprises, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of FC HCN University Park, LLC and Subsidiaries as of December 31, 2013 and for the eleven months ended December 31, 2013 and year ended January 31, 2013 incorporated in this prospectus supplement by reference to Exhibit 99.1 of Forest City Enterprises, Inc.’s amended Annual Report on Form 10-K/A for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statements of operations, partners’ equity (deficit) and cash flows of Uptown Housing Partners, LP for the year ended December 31, 2012 incorporated in this prospectus supplement by reference to Exhibit 99.1 of Forest City Enterprises, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, as amended, have been audited by McGladrey LLP, as independent auditors, as stated in their report incorporated by reference herein and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.

The statements of operations and comprehensive income (loss), members’ equity and cash flows for the year ended January 31, 2013 of FC 8 Spruce Mezzanine, LLC incorporated in this prospectus supplement by reference to Exhibit 99.1 of Amendment No. 2 to Forest City Enterprises, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2014 have been so incorporated in reliance on the report of Novogradac & Company LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current and special reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You may read and copy any document that we file with the Commission at the Commission’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the Commission’s Internet site at http://www.sec.gov or from our Internet site at http://www.forestcity.net. Our Corporate Governance Guidelines, our Code of Legal and Ethical Conduct and our committee charters are also available on our website at http://www.forestcity.net or in print upon written request addressed to Corporate Secretary, Forest City Enterprises, Inc., Terminal Tower, 50 Public Square, Suite 1360, Cleveland, Ohio 44113. The information found on our website or the Commission’s website is not part of this prospectus supplement.

Our Class A common stock, par value $.33 1/3 per share, is listed on the NYSE under the symbol “FCEA.” You can also inspect and copy any reports, proxy statements and other information that we file with the Commission at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

PROSPECTUS

Forest City Enterprises, Inc.

Senior Debt Securities

Senior Subordinated Debt Securities

Junior Subordinated Debt Securities

Class A Common Stock

Preferred Stock

Depositary Shares

Warrants

Units

We may offer from time to time, in one or more offerings, our senior debt securities, senior subordinated debt securities, junior subordinated debt securities, Class A common stock, preferred stock, depositary shares, warrants or units. This prospectus describes the general terms of these securities and the general manner in which we may offer them.

We will provide specific terms of these securities in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those securities being offered.

We may sell the securities directly, through underwriters, dealers or agents as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of securities. The names of any underwriters, dealers or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in the accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

Our Class A common stock, par value $.33 1⁄3 per share, is listed on the New York Stock Exchange under the symbol “FCEA.” The closing price of our Class A common stock on the New York Stock Exchange on December 8, 2014 was $21.36 per share. None of the other securities that we may offer under this prospectus are currently publicly traded.

Investing in our securities involves risks. For a discussion of the risks you should consider before deciding to purchase these securities, please see the section titled “Risk Factors,” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2014.

References in the prospectus to “we,” “us,” “the Company” or “Forest City” or other similar terms mean Forest City Enterprises, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “Commission”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities, including the plan of distribution. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement (including any information incorporated by reference therein). You should read both this prospectus and any prospectus supplement together with additional information described below under the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section titled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Neither we, nor any underwriters, dealers or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where the offering is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

FOREST CITY ENTERPRISES, INC.

Founded in 1920 and publicly traded since 1960, we are principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. At September 30, 2014, we had approximately $8.2 billion in consolidated assets in 24 states and the District of Columbia. Our core markets include Boston, Chicago, Dallas, Denver, Los Angeles, Philadelphia and the greater metropolitan areas of New York City, San Francisco and Washington D.C. We have offices in Albuquerque, Boston, Dallas, Denver, Los Angeles, New York City, San Francisco, Washington, D.C. and our corporate headquarters in Cleveland, Ohio.

We operate through three strategic business units, which represent four reportable operating segments (collectively, the “Real Estate Groups”):

•

Commercial Group, our largest strategic business unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office and life science buildings and mixed-use projects. Additionally, it operates Barclays Center, a sports and entertainment arena located in Brooklyn, New York, which is reported as a separate reportable operating segment (“Arena”).

•

Residential Group owns, develops, acquires and operates residential rental properties, including upscale and middle-market apartments and adaptive re-use developments. Additionally, it owns interests in entities that develop and manage military family housing.

•

Land Development Group acquires and sells both land and developed lots to residential, commercial and industrial customers at our Stapleton project in Denver, Colorado. The Stapleton project is one of the nation’s largest urban redevelopments with substantial future entitlements, including apartments, retail and office space as well as single family neighborhoods, where we sell residential lots to builders. Land development, infrastructure, financing and residential and commercial land sales at Stapleton are reported in the Land Development Group. Apartments, office and retail space that we develop at Stapleton are reported in the Residential Group or Commercial Group depending on product type.

Corporate Activities is our other reportable operating segment, which includes The Nets, a member of the National Basketball Association (“NBA”), in which we account for our investment on the equity method of accounting.

We are incorporated in the State of Ohio. Our principal executive offices are located at the Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio 44113-2203 and our telephone number is (216) 621-6060.

RISK FACTORS

Any investment in the securities described in this prospectus involves a number of risks. You should carefully consider, among other things, the matters discussed under “Item 1A. Risk Factors” beginning on page 9 of our Annual Report on Form 10-KT for the eleven months ended December 31, 2013, and in other documents that we subsequently file with the Commission, all of which are incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference” for more information on these documents. The risks and uncertainties described in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations could suffer. You should carefully consider these risk factors together with all other information in this prospectus and the applicable prospectus supplement before you decide to invest in the securities.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference in this prospectus or may include or incorporate by reference in an accompanying prospectus supplement statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements reflect our current views with respect to financial results related to future events and are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology, or by discussions of strategy, plans or intentions. Future events and actual results, financial or otherwise, may differ from the results discussed or implied in the forward-looking statements. You are cautioned not to place undue reliance on such forward-looking statements.

See “Risk Factors” for information regarding some of the important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements.

We have no obligation to publicly update or revise any forward-looking statement, other than as may be imposed by law, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, current and special reports, proxy statements and other information with the Commission. You may read and copy any document we file with the Commission at the Commission’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the Commission’s Internet site at http://www.sec.gov or from our Internet site at http://www.forestcity.net. Our Corporate Governance Guidelines, our Code of Legal and Ethical Conduct and our committee charters are also available on our website at http://www.forestcity.net or in print upon written request addressed to Corporate Secretary, Forest City Enterprises, Inc., Terminal Tower, 50 Public Square, Suite 1360, Cleveland, Ohio 44113. However, the information on or linked from our Internet site does not constitute a part of this prospectus and the site address is included in this prospectus as an inactive textual reference only.

Our Class A common stock, par value $.33 1⁄3 per share, is listed on the New York Stock Exchange under the symbol “FCEA.” You can also inspect and copy any reports, proxy statements and other information that we file with the Commission at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of any fees prescribed by the Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

In this prospectus, we incorporate by reference the information that we file with the Commission. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. The information incorporated by reference is considered to be part of this prospectus and later information filed with the Commission will update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the filing of this prospectus and until this offering is completed or terminated:

•	our Transition Report on Form 10-KT for the eleven months ended December 31, 2013, filed with the Commission on February 27, 2014, as amended;

•

the information specifically incorporated by reference into our Transition Report on Form 10-KT for the eleven months ended December 31, 2013 from our Definitive Proxy Statement on Schedule 14A filed with the Commission on April 16, 2014;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the Commission on May 7, 2014, August 6, 2014 and November 3, 2014, respectively;

•	our Current Reports on Form 8-K, filed with the Commission on February 18, 2014, April 18, 2014, June 2, 2014, July 14, 2014, November 20, 2014 and December 9, 2014; and

•	a description of our Class A common stock contained in our Registration Statement on Form 10 and all amendments or reports filed with the Commission for the purpose of updating such description.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or 7.01 of Form 8-K, including the related exhibits, nor any information deemed to have been “furnished” and not “filed” with the Commission.

You may request a copy of any of these filings, at no cost, by telephoning or writing to us at the following phone number, postal address or e-mail address:

Jeffrey B. Linton

Forest City Enterprises, Inc.

Terminal Tower, 50 Public Square, Suite 1100

Cleveland, Ohio 44113-2203

Telephone Number: 216-621-6060

jefflinton@forestcity.net

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to, repayment of debt, additions to working capital, development of new properties, capital expenditures and acquisitions. Until we use the proceeds in this manner, we may temporarily use them to make short-term investments or to reduce short-term debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods shown.

	Nine Months Ended September 30, 2014		Eleven Months Ended December 31, 2013		Fiscal Year Ended January 31,

					2013	2012		2011	2010
Ratio of Earnings to Fixed Charges(a)(b)		(c)		(d)	1.25		(e)	1.30	1.01
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(a)(b)		(c)		(d)	1.19		(e)	1.25	1.01

For purposes of determining the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends, earnings are defined as income from continuing operations before income taxes, less interest capitalized, less undistributed earnings of non-consolidated affiliates, plus fixed charges. For the ratio of earnings to fixed charges, fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. For the ratio of earnings to fixed charges and preferred dividends, the amount of pre-tax earnings required to cover any preferred stock dividend requirement is included as a fixed charge.

(a)

Included in earnings from continuing operations are non-cash charges related to depreciation and amortization of $169.8 million, $273.1 million, $212.3 million, $192.0 million, $209.9 million and $232.2 million for the nine months ended September 30, 2014, the eleven months ended December 31, 2013 and the fiscal years ending January 31, 2013, 2012, 2011 and 2010, respectively. Depreciation and amortization reduce earnings from continuing operations, but does not impact our ability to cover our fixed charges.

(b)

Included in earnings from continuing operations are non-cash charges related to impairment of real estate of $130.8 million, $421.4 million, $46.5 million, $115.9 million, $4.8 million and $5.4 million for the nine months ended September 30, 2014, the eleven months ended December 31, 2013 and the fiscal years ending January 31, 2013, 2012, 2011 and 2010, respectively. Impairment of real estate reduces earnings from continuing operations, but does not impact our ability to cover our fixed charges.

(c)

For the nine months ended September 30, 2014 the ratios were deficient of achieving a 1:1 ratio by $171.7 million for the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends.

(d)

For the 11 months ended December 31, 2013 the ratios were deficient of achieving a 1:1 ratio by $87.0 million and $87.3 million for the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends, respectively.

(e)

For the fiscal year ended January 31, 2012, the ratios were deficient of achieving a 1:1 ratio by $201.9 million and $227.1 million for the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred dividends, respectively.

SUMMARY DESCRIPTION OF SECURITIES WE MAY OFFER

We may use this prospectus to offer the following types of securities:

•

Senior debt securities. These debt securities will be unsecured and will rank equally with all of our other unsubordinated and unsecured debt and may be convertible into, or exchangeable for, our preferred stock or Class A common stock.

•

Senior subordinated debt securities. These debt securities will be unsecured and will rank equally with all of our other senior subordinated and unsecured debt and may be convertible into, or exchangeable for, our preferred stock or Class A common stock.

•

Junior subordinated debt securities. These debt securities will be unsecured and will rank equally with all of our other junior subordinated and unsecured debt and may be convertible into, or exchangeable for, our preferred stock or Class A common stock.

•	Preferred stock, without par value. We can offer different series of preferred stock with different dividend, liquidation, redemption, conversion and voting rights.

•	Depositary Shares. We may issue depositary shares that would each represent a fraction of a share of preferred stock.

•	Class A common stock, par value $.33 1⁄3per share.

•	Warrants to purchase any of the foregoing securities.

•	Units to purchase any of the foregoing securities or any combination thereof.

A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these securities.

DESCRIPTION OF SENIOR DEBT SECURITIES WE MAY OFFER

This section describes the general terms and provisions of the senior debt securities that we may issue separately, upon conversion of preferred stock or upon exercise of a debt warrant from time to time in the form of one or more series of senior debt securities. The applicable prospectus supplement will describe the specific terms, or modify the general terms, of the senior debt securities offered through that prospectus supplement and any special federal income tax consequences of these senior debt securities.

The senior debt securities we may offer will be issued from time to time, in one or more series under an indenture between us and a trustee who will be named in a prospectus supplement. The statements and descriptions in this prospectus, in any prospectus supplement or in any other offering material regarding provisions of any indenture and the senior debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture (and any amendments or supplements we may enter into from time to time that are permitted under such indenture) and the senior debt securities, including the definitions therein of certain terms.

Unless we specify otherwise in the applicable prospectus supplement, such indenture will be in the form filed as an exhibit to, or incorporated by reference in the registration statement (including amendments to such registration statement) of which this prospectus is a part, subject to any amendments or supplements to such indenture as we may adopt from time to time.

The trustee under the senior debt indenture has two main roles.

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “— Events of Default” and “— Modification and Waiver.”

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

See “— Relationship With the Trustee” below for more information about the trustee.

We currently conduct substantially all of our operations through our subsidiaries. Our ability to pay principal and interest on the senior debt securities will depend upon the ability of our subsidiaries to distribute their income to us. Some of our subsidiaries are subject to financial covenants that may limit or prohibit their ability to make loans, advances, dividends or distributions to us.

The senior debt securities we may offer will rank equally in right of payment with all our other existing and future senior unsecured debt outstanding as of December 8, 2014 including our $50,000,000 aggregate principal amount of 5.00% convertible senior notes due October 15, 2016; our $350,000,000 aggregate principal amount of 4.25% convertible senior notes due August 15, 2018; and our $300,000,000 aggregate principal amount of 3.625% convertible senior notes due August 15, 2020; and our guaranty of the borrowings under the Forest City Rental Properties Corporation (“FCRPC”) Fourth Amended and Restated Credit Agreement dated as of February 21, 2013, (as amended on July 31, 2013, the “Credit Agreement”) pursuant to the Fourth Amended and Restated Guaranty of Payment of Debt dated as of February 21, 2013 (as amended on July 31, 2013, the “Guaranty” and together with the Credit Agreement, the “Credit Facility”). FCRPC is one of our wholly-owned subsidiaries. The senior debt securities will be effectively subordinated to all our existing and future senior secured debt, to the extent of the value securing our senior secured debt.

Although the senior debt securities will be our senior obligations, they will be effectively subordinated to all existing and future debt and other liabilities, including trade payables and capital lease obligations, of our subsidiaries.

The Credit Facility prohibits the payment of principal and interest on any senior debt securities during the existence and continuation of a payment default under the Credit Agreement or the Guaranty. In the event of and during the continuance of payment default under the Credit Agreement, or if a payment default would occur as a result of a distribution, the Credit Agreement prohibits FCRPC from making any distribution to us. The Guaranty also generally prohibits our redemption or defeasance of our senior debt securities without the consent of the lenders under the Credit Agreement.

General

The applicable prospectus supplement will set forth the price or prices at which the senior debt securities will be issued and will describe the following terms of the senior debt securities, if applicable:

•	the title and series of the senior debt securities;

•	any limit on the aggregate principal amount of the senior debt securities;

•

the identity of the person to whom we will pay any interest on a senior debt security, if it is any person other than the person in whose name the senior debt security is registered at the close of business on the regular record date for the interest payment;

•	the date or dates on which we will pay the principal of the senior debt securities;

•

if the senior debt securities will bear interest, the interest rate or rates, the date or dates from which the interest will accrue, the interest payment dates on which we will pay the interest and the regular record date for the interest payable on any interest payment date;

•	the place or places where we will pay the principal of, and any premium and interest on, the senior debt securities;

•	the period or periods within which, the price or prices at which, and the terms and conditions on which, we may, at our option, redeem the senior debt securities, in whole or in part;

•	our obligation, if any, to repurchase or redeem the senior debt securities upon the happening of an event or at your option;

•	if other than the entire principal amount, the portion of the principal amount of the senior debt securities that we will pay upon acceleration of maturity;

•	the denominations in which we will issue the senior debt securities, of other than denominations and integral multiples of $1,000;

•

if other than the currency of the United States, the currency, currencies or currency units in which we will pay the principal of, or any premium or interest on, the senior debt securities and the manner in which we will determine the equivalent of the principal amount of the senior debt securities in the currency of the United States for any purpose;

•

if, at our option or your option, we may pay the principal of, or any premium or interest on, the senior debt securities in one or more currencies or currency units other than those in which the senior debt securities are stated to be payable, the currency, currencies or currency units in which we will pay, at our option or your option, these amounts, the periods within which and the terms and conditions upon which the election must be made by us or you, and the amount that we will pay or the manner in which we will determine the amount;

•

if the principal amount payable at the stated maturity of the senior debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose;

•	that the senior debt securities, in whole or in any specified part, are defeasible as described below under “— Defeasance and Discharge” or “— Covenant Defeasance,” or under both captions;

•	whether the principal or interest will be indexed to, or determined by reference to, one or more securities, commodities, indices or other financial measure;

•	whether the principal or interest may be payable, in whole or in part, in securities of another issuer;

•

whether we may issue the senior debt securities, in whole or in part, in the form of one or more global securities, and, if so, the depositaries for the global securities, and, if different from those described below under “— Global Securities,” any circumstances under which we may exchange or transfer any global security, in whole or in part, in the names of persons other than the depositary or its nominee; and

•

any addition to or change in the events of default applicable to the senior debt securities and any change in the right of the trustee or your rights to declare the principal amount of the senior debt securities due and payable.

We may sell senior debt securities at a substantial discount to their principal amount. We will describe any special United States federal income tax considerations applicable to the senior debt securities sold at an original issue discount in the applicable prospectus supplement. In addition, we will describe any special United States federal income tax or other considerations applicable to any senior debt securities that are denominated in a currency or currency unit other than United States dollars in the applicable prospectus supplement.

Conversion Rights

We will set forth in an applicable prospectus supplement whether the senior debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions.

Form, Exchange and Transfer

We will issue the senior debt securities, if any, of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations and integral multiples of $1,000.

At your option, subject to the terms of the senior debt indenture and the limitations applicable to global securities, senior debt securities of each series will be exchangeable for other senior debt securities of the same series of any authorized denomination in the same aggregate principal amount.

Subject to the terms of the senior debt indenture and the limitations applicable to global securities, you may present senior debt securities for exchange as provided above or for registration of transfer, if properly endorsed or with the form of transfer properly endorsed and executed, at the office of the security registrar or at the office of any transfer agent that we designate. There will be no service charge for any registration of transfer or exchange of senior debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. The security registrar will effect a transfer or exchange only if it is satisfied with the documents of title and identity of the person making the request for the transfer or exchange. We will appoint a trustee, to be named in a prospectus supplement, as security registrar.

If we redeem the senior debt securities of any series in part, we will not be required to issue, register the transfer of, or exchange, any senior debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or register the transfer of, or exchange, any senior debt security selected for redemption, in whole or in part, except the unredeemed portion of any senior debt security being redeemed in part.

Global Securities

Some or all of the senior debt securities of any series may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the senior debt securities of the particular series represented by the global securities. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with that depositary or nominee or a custodian for the depositary or nominee and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any other matters as may be provided under the senior debt indenture.

Notwithstanding any provision of the senior debt indenture or any senior debt security, no global security may be exchanged, in whole or in part, for senior debt securities registered, and no transfer of a global security, in whole or in part, may be registered, in the name of any person other than the depositary for the global security or any nominee of the depositary unless:

•

the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as a depositary as required by the senior debt indenture;

•

an event of default, or an event that with notice or lapse of time, or both, will become an event of default, with respect to the senior debt securities represented by the global security has occurred and is continuing;

•	we so request; or

•	other circumstances, if any, in addition to or in lieu of those described above and as may be described in the applicable prospectus supplement, exist.

All securities issued in exchange for a global security or any portion of a global security will be registered in the names that the depositary directs.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or the nominee will be considered the sole owner and holder of the global security and the series of senior debt securities represented by the global security for all purposes under that series of senior debt securities and the senior debt indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have a global security or any series of senior debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated senior debt securities in exchange for the global security and will not be considered to be the owners or holders of the global security or any series of senior debt securities represented by the global security for any purpose under that series of senior debt securities or the senior debt indenture. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the holder of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee and to persons that may hold beneficial interests through the depositary’s participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of senior debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the senior debt trustee or any agent of ours or the senior debt trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made for, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to beneficial interests.

Unless otherwise stated in the applicable prospectus supplement, we will appoint The Depository Trust Company (“DTC”) as the depositary for the senior debt securities.

If DTC is named as the depositary for the senior debt securities, we understand that neither DTC nor its nominee will consent or vote with respect to the senior debt securities. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns consenting or voting rights of DTC’s nominee to those participants to whose accounts the senior debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

DTC has advised us that it will take any action permitted to be taken by a holder of senior debt securities (including the presentation of senior debt securities for exchange) only at the direction of one or more participants to whose account with DTC interests in the global security are credited and only in respect of such portion of the principal amount of the senior debt securities represented by the global security as to which such participant or participants has or have given such direction.

DTC has also advised us that it is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC and facilitates the clearance and settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. DTC’s direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, sometimes referred to as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a senior debt security on any interest payment date will be made to the person in whose name the senior debt security, or one or more predecessor senior debt securities, is registered at the close of business on the regular record date for the interest payment.

Unless otherwise indicated in the applicable prospectus supplement, principal of, and any premium and interest on, the senior debt securities of a particular series will be payable at the office of the paying agent or paying agents that we may designate from time to time. Any other paying agents that we initially designate for the senior debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the senior debt securities of a particular series.

All moneys that we deposit with the trustee or pay to a paying agent for the payment of the principal of, or any premium or interest on, any senior debt security that remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, and the holder of the senior debt security may look only to us for payment of any principal, premium or interest.

Restrictive Covenants

Covenants applicable to the senior debt securities will be set forth in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, the senior debt indenture will provide that Forest City Enterprises, Inc. may not consolidate with, merge with or into or convey, sell, transfer or lease all or substantially all of its assets to, any entity, unless all of the following conditions are met:

•

If the successor entity is not Forest City Enterprises, Inc., the successor entity is organized and existing laws of any domestic jurisdiction and expressly assumes Forest City Enterprises, Inc.’s obligations under the senior debt indenture;

•

Immediately before and after giving effect to the transaction (or series), no event of default or event that with the passing of time or the giving of notice, or both, would constitute an event of default shall have occurred and be continuing; and

•	Forest City Enterprises, Inc. delivers to the trustee an officers’ certificate and an opinion of counsel, both of which state that the transaction complies with the terms of the senior debt indenture.

Upon any consolidation with, or merger into, any other entity or any conveyance, sale, transfer or lease of all or substantially all of the assets of Forest City Enterprises, Inc. to any entity in accordance with the provisions of the senior debt indenture, the successor person formed by the consolidation or into which Forest City Enterprises, Inc. is merged or to which the conveyance, sale, transfer or lease is made shall succeed to, and be substituted for Forest City Enterprises, Inc., and may exercise every right and power of Forest City Enterprises, Inc. under the senior debt indenture with the same effect as if such successor person had been named therein; and thereafter, except in the case of a lease, the predecessor person shall be released from all obligations and covenants under the senior debt indenture and the debt securities issued under that indenture.

Events of Default

Unless otherwise set forth in the applicable prospectus supplement, each of the following events will constitute an event of default under the senior debt indenture, if applicable:

•	failure to pay principal of, or premium, if any, on, any senior debt security when due;

•	failure to pay any interest on any senior debt security when due that continues for 30 days;

•

failure to perform or observe our obligations in the senior debt indenture, which may relate to mergers, consolidations and conveyances, sales, leases or transfers of all or substantially all of our assets, as specified in the applicable prospectus supplement;

•	failure to perform other covenants in the senior debt indenture that continues for 60 days after written notice as provided in the senior debt indenture;

•

a default or defaults by us or any of our significant subsidiaries under any recourse debt (other than debt evidenced by any senior debt security) with a principal amount then outstanding in excess of $50.0 million, which default (1) constitutes a failure to pay when due, subject to any applicable grace period, any portion of the principal of that recourse debt, and results in that recourse debt becoming or being declared due and payable prior to its stated maturity, or (2) constitutes a failure to pay when due, any portion of the principal of that recourse debt when due and payable at maturity or by acceleration;

•

a default or defaults by us or any of our significant subsidiaries under any non-recourse debt, with a principal amount then outstanding in excess of 20% of the aggregate principal amount of all of our outstanding non-recourse debt, which default (1) constitutes a failure to pay when due, subject to any applicable grace period, any portion of the principal of that non-recourse debt, or (2) results in that non-recourse debt becoming or being declared due and payable prior to its stated maturity;

•	we or any of our significant subsidiaries file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur; and

•	any other event of default specified in the applicable prospectus supplement.

Subject to the provisions of the senior debt indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the senior debt indenture at the request or direction of any of the holders, unless those holders have offered indemnity or security reasonably satisfactory to the trustee. Subject to the provisions of the senior debt indenture relating to the indemnification of or provision of security to the trustee, the holders of a majority in aggregate principal amount of the outstanding senior debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If an event of default, other than an event of default relating to bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of a series of outstanding senior debt securities may accelerate the maturity of all senior debt securities of that series. If an event of default relating to bankruptcy, insolvency or reorganization occurs, the principal amount of all the senior debt securities will automatically, and without any action by the trustee or any holder, become immediately due and payable. However, after the acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding senior debt securities of that series may, under specific circumstances, rescind the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the senior debt indenture. For a more detailed discussion as to waiver of defaults, see “— Modification and Waiver.”

No holder of any senior debt security will have any right to institute any proceeding with respect to the senior debt indenture or for any remedy under the senior debt indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to that series of senior debt securities;

•

the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of the relevant series have made a written request, and offered indemnity reasonably satisfactory, to the trustee to institute the proceeding as trustee;

•	the trustee has failed to institute the proceeding within 60 days; and

•

the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding senior debt securities of the relevant series a direction inconsistent with the holders’ request.

However, these limitations do not apply to a suit instituted by a holder of a senior debt security for enforcement of payment of the principal of, and premium, if any, or interest on, any senior debt security on or after the respective due dates expressed in the senior debt security.

We will be required to furnish to the trustee a statement as to our performance of some of our obligations under the senior debt indenture and as to any default in our performance.

Modification and Waiver

Unless otherwise set forth in the applicable prospectus supplement, we and the trustee may modify and amend the senior debt indenture with the consent of the holders of not less than a majority in aggregate principal amount of any series of outstanding senior debt securities, and, in some instances, we and the trustee may modify and amend the senior debt indenture without the consent of the holders of any series of outstanding senior debt securities. However, we and the trustee may not modify or amend the senior debt indenture without the consent of the holder of each outstanding senior debt security affected by the modification or amendment if the modification or amendment:

•	changes the stated maturity of the principal of, or any installment of interest on, any senior debt security;

•	reduces the principal amount of, or the premium or interest on, any senior debt security;

•	changes the place or currency of payment of principal of, or interest or other amount payable on, any senior debt security;

•	impairs the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

•	reduces the percentage of any series of outstanding senior debt securities necessary to modify or amend the senior debt indenture;

•

reduces the percentage of aggregate principal amount of any series of outstanding senior debt securities necessary for waiver of compliance with specified provisions of the senior debt indenture or for waiver of specified defaults; or

•

modifies any other provisions of the senior debt indenture set forth in the applicable prospectus supplement relating to the senior debt securities, except to increase any percentages referred to above or to provide that other provisions of the senior debt indenture cannot be modified or waived without the consent of the holders.

The holders of a majority in aggregate principal amount of any series of outstanding senior debt securities may waive our compliance with specified restrictive provisions of the senior debt indenture. The holders of a majority in aggregate principal amount of any series of outstanding senior debt securities may waive any past default under the senior debt indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest or any other default specified in the applicable prospectus supplement.

Defeasance and Discharge

The senior debt indenture will provide that, upon the exercise of our option, we will be discharged from all our obligations with respect to any senior debt securities of a series, except for the following obligations:

•	to exchange or register the transfer of senior debt securities;

•	to replace stolen, lost or mutilated senior debt securities;

•	to maintain paying agencies; and

•

to hold moneys for payment in trust, upon our deposit in trust for the benefit of the holders of the senior debt securities of money or United States government obligations, or both, in an amount sufficient to pay the principal of, and any premium and interest on, senior debt securities of that series on the stated maturity in accordance with the terms of the senior debt indenture and the senior debt securities of that series.

We may only exercise defeasance or discharge if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the senior debt securities of a relevant series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge were not to occur.

Covenant Defeasance

The senior debt indenture will provide that, at our option, we may omit to comply with specified restrictive covenants related to the senior debt securities of a series, including any that may be described in the applicable prospectus supplement, and the occurrence of specified events of default related to the senior debt securities of that series will be deemed not to be or result in an event of default. We may only exercise this option if we deposit, in trust for the benefit of the holders of the senior debt securities of that series, money or United States government obligations, or both, in an amount sufficient to pay the principal of, and any premium and each installment of interest on, the senior debt securities of that series on the stated maturity in accordance with the terms of the senior debt indenture and the senior debt securities of that series. We also must, among other things, deliver to the trustee an opinion of counsel to the effect that holders of the senior debt securities of the relevant series will not recognize gain or loss for federal income tax purposes as a result of the deposit and defeasance of specified obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur.

If we exercise this option with respect to any senior debt securities of a series and the senior debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and United States government obligations deposited in trust may be insufficient to pay amounts due on the senior debt securities of that series at the time of the acceleration. In such a case, we would remain liable for the deficiency.

Notices

Unless otherwise specified in the applicable prospectus supplement, notices to the holders of senior debt securities will be given by mail to the addresses of those holders as they may appear in the security register.

Title

Unless otherwise specified in the applicable prospectus supplement, we, the trustee and any agents of ours or the trustee may treat the person in whose name a senior debt security is registered as the absolute owner of the senior debt security, whether or not the senior debt security may be overdue, for the purpose of making payment and for all other purposes.

Relationship with the Trustee

The Bank of New York is our trustee under certain of our current senior debt indentures. If we enter into a new indenture with a different trustee, the applicable prospectus supplement will specify the trustee under the new indenture.

The Trust Indenture Act of 1939 contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on some property received by it in respect of those claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest, the trustee must either redeem or eliminate that conflict upon the occurrence of an event of default under the senior debt indenture.

Governing Law

The senior debt indenture and the senior debt securities will be governed by, and construed in accordance with, the law of the State of New York, unless otherwise indicated in the applicable prospectus supplement.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES WE MAY OFFER

This section describes the general terms and provisions of the subordinated debt securities that we may issue separately, upon conversion of preferred stock or upon exercise of a debt warrant from time to time in the form of one or more series of subordinated debt securities. The applicable prospectus supplement will describe the specific terms, or modify the general terms, of the subordinated debt securities offered through that prospectus supplement and any special federal income tax consequences of these subordinated debt securities.

The subordinated debt securities we may offer will be issued under an indenture between us and a subordinated trustee who will be named in a prospectus supplement. The senior subordinated indenture and junior subordinated indenture are sometimes referred to collectively in this prospectus as the “subordinated indentures.” The statements and descriptions in this prospectus, in any prospectus supplement or in any other offering material regarding provisions of any subordinated indenture and the subordinated debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable subordinated indenture (and any amendments or supplements we may enter into from time to time that are permitted under such indenture) and the subordinated debt securities, including the definitions therein of certain terms.

Unless we specify otherwise in the applicable prospectus supplement, such subordinated debt indenture will be in the form filed as an exhibit to, or incorporated by reference in the registration statement (including amendments to such registration statement) of which this prospectus is a part, subject to any amendments or supplements to such subordinated debt indenture as we may adopt from time to time.

The subordinated trustee under each of the subordinated debt indentures has two main roles.

•

First, the subordinated trustee can enforce your rights against us if we default. There are some limitations on the extent to which the subordinated trustee acts on your behalf, which we describe later under “— Events of Default” and “— Modification and Waiver.”

•	Second, the subordinated trustee performs administrative duties for us, such as sending you interest payments and notices.

See “— Relationship With the Subordinated Trustee” below for more information about the trustee.

We currently conduct substantially all of our operations through our subsidiaries. Our ability to pay principal and interest on the subordinated debt securities will depend on the ability of our subsidiaries to distribute their income to us. Some of our subsidiaries are subject to financial covenants that may limit or prohibit their ability to make loans, advances, dividends or distributions to us.

The junior subordinated debt securities we may offer, if any, will be subordinated in right of payment to all senior debt (as defined under “— Definitions”), and the senior subordinated debt securities will be subordinated in right of payment to all senior indebtedness (as defined under “— Definitions”). For a more detailed discussion of this subordination, see ‘‘— Subordination of Subordinated Debt Securities.”

The senior indebtedness outstanding as of December 8, 2014 is our $50,000,000 aggregate principal amount of 5.00% convertible senior notes due October 15, 2016; our $350,000,000 aggregate principal amount of 4.25% convertible senior notes due August 15, 2018; our $300,000,000 aggregate principal amount of 3.625%

convertible senior notes due August 15, 2020; and our guaranty of the borrowings under the Credit Agreement pursuant to the Guaranty. The holders of subordinated debt securities, including senior subordinated debt securities, will also be effectively subordinated to all existing and future debt and other liabilities, including trade payables and capital lease obligations, of our subsidiaries.

General

The subordinated indentures will provide that we may issue subordinated debt securities in separate series from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the subordinated debt securities of any series. The subordinated debt securities will have terms and provisions that are not inconsistent with the subordinated indentures, including as to maturity, principal and interest, as we may determine.

The applicable prospectus supplement will set forth whether the subordinated debt securities will be senior subordinated debt securities or junior subordinated debt securities and the price or prices at which we will issue the subordinated debt securities. The applicable prospectus supplement will also describe the following terms of the subordinated debt securities, if applicable:

•	the title and series of the subordinated debt securities;

•	any limit on the aggregate principal amount of the subordinated debt securities or the series of which they are a part;

•

the identity of the person to whom we will pay any interest on a subordinated debt security, if it is any person other than the person in whose name the subordinated debt security is registered at the close of business on the regular record date for the interest payment;

•	the date or dates on which we will pay the principal of the subordinated debt securities;

•

if the subordinated debt securities will bear interest, the interest rate or rates, the date or dates from which the interest will accrue, the interest payment dates on which we will pay the interest and the regular record date for the interest payable on any interest payment date;

•	the place or places where we will pay the principal of, and any premium and interest on, the subordinated debt securities;

•	the period or periods within which, the price or prices at which, and the terms and conditions on which, we may, at our option, redeem the subordinated debt securities, in whole or in part;

•

our obligation, if any, to redeem or purchase the subordinated debt securities in connection with any sinking fund or similar provision or at the option of the holder, and the period or periods within which, the price or prices at which, and the terms and conditions on which, we will redeem or repurchase any of the subordinated debt securities, in whole or in part, in connection with this obligation;

•	the denominations in which we will issue the subordinated debt securities, if other than denominations and integral multiples of $1,000;

•	the index or formula, if any, that we will use to determine the amount of principal of, or any premium or interest on, the subordinated debt securities;

•

if other than the currency of the United States, the currency, currencies or currency units in which we will pay the principal of, or any premium or interest on, the subordinated debt securities and the manner in which we will determine the equivalent of the principal amount of the subordinated debt securities in the currency of the United States for any purpose;

•

if, at our option or your option, we may pay the principal of, or any premium or interest on, the subordinated debt securities in one or more currencies or currency units other than those in which the subordinated debt securities are stated to be payable, the currency, currencies or currency units in which we will pay, at our option or your option, these amounts, the periods within which and the terms and conditions upon which the election must be made by us or you, and the amount that we will pay or the manner in which we will determine the amount;

•	if other than the entire principal amount, the portion of the principal amount of the subordinated debt securities that we will pay upon acceleration of maturity;

•

if the principal amount payable at the stated maturity of the subordinated debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose;

•

that the subordinated debt securities, in whole or any specified part, are defeasible under the provisions of the applicable subordinated indenture described below under “— Defeasance and Discharge” or “— Covenant Defeasance,” or under both captions;

•	whether the principal or interest will be indexed to, or determined by reference to, one or more securities, commodities, indices, or other financial measure;

•	whether the principal or interest may be payable, in whole or in part, in securities of another issuer;

•

whether we may issue the subordinated debt securities, in whole or in part, in the form of one or more global securities, and, if so, the depositaries for the global securities, and, if different from those described below under “— Global Securities,” any circumstances under which we may exchange or transfer any global security, in whole or in part, for securities in the names of persons other than the depositary or its nominee; and

•

any addition to or change in the events of default applicable to the subordinated debt securities and any change in the right of the subordinated trustee or the holders of the subordinated debt securities to declare the principal amount of the subordinated debt securities due and payable.

We may sell subordinated debt securities at a substantial discount to their principal amount. We will describe any special United States federal income tax considerations applicable to subordinated debt securities sold at an original issue discount in the applicable prospectus supplement. In addition, we will describe any special United States federal income tax or other considerations applicable to any subordinated debt securities that are denominated in a currency or currency unit other than United States dollars in the applicable prospectus supplement.

Definitions

Unless otherwise indicated in the applicable prospectus supplement, the following definitions are applicable to the subordinated indentures relating to the subordinated debt securities. You should refer to the applicable subordinated indenture for the full definition of each term.

“Debt” means, without duplication, with respect to any person or entity, whether recourse is to all or a portion of the assets of that person or entity and whether or not contingent:

•	every obligation of that person or entity for money borrowed;

•

every obligation of that person or entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of that person or entity with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of that person or entity;

•	every obligation of that person or entity issued or assumed as the deferred purchase price of property or services;

•

all indebtedness of that person or entity, whether incurred on or prior to the date of the applicable subordinated indenture or incurred later, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

•

every obligation of the type referred to in the foregoing clauses of another person or entity and all dividends of another person or entity the payment of which, in either case, that person or entity has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise;

provided that this definition does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

“Senior debt” means the principal of, and premium, if any, and interest if any, on debt (as defined above), whether incurred on or prior to the date of the junior subordinated indenture or created later, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations are not superior in right of payment to the junior subordinated debt securities or to other debt that is equal with, or subordinated to, the junior subordinated debt securities. Senior debt will not include any debt (as defined above) that, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to us, debt to any of our employees, and the junior subordinated debt securities.

“Senior indebtedness” means the principal of, and premium, if any, and interest on all indebtedness for borrowed money, whether incurred on or prior to the date of the senior subordinated indenture or incurred later, excluding (a) the subordinated debt securities and (b) obligations that by their terms are not superior in right of payment to the senior subordinated securities or to other indebtedness that is equal with, or subordinated to, the senior subordinated securities. The term “indebtedness for money borrowed” as used in the prior sentence means any obligation of, or any obligation guaranteed by, Forest City Enterprises, Inc. for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

Neither subordinated indenture limits or prohibits the incurrence of additional senior debt or senior indebtedness, either of which may include indebtedness that is senior to the subordinated debt securities, but subordinate to other obligations of ours. In connection with the future issuances of securities, the subordinated indentures may be amended or supplemented to limit the amount of indebtedness incurred by us.

The applicable prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.

Conversion Rights

We will set forth in an applicable prospectus supplement whether the subordinated debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions.

Subordination of Subordinated Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to the subordinated debt securities.

Senior Subordinated Debt Securities

The senior subordinated debt indenture may provide that the senior subordinated debt securities are subordinate in right of payment to the prior payment in full of all senior indebtedness, which, as of December 8,

2014 is our $50,000,000 aggregate principal amount of 5.00% convertible senior notes due October 15, 2016; our $350,000,000 aggregate principal amount of 4.25% convertible senior notes due August 15, 2018; our $300,000,000 aggregate principal amount of 3.625% convertible senior notes due August 15, 2020; and our guaranty of the borrowings under the Credit Agreement pursuant to the Guaranty, and any senior debt securities that we may issue under the senior debt indenture.

The holders of all senior indebtedness outstanding at the time of acceleration will first be entitled to receive payment in full of all amounts due on the senior indebtedness before the holders of the senior subordinated debt securities will be entitled to receive any payment upon the principal of, or premium, if any, or interest, if any, on the senior subordinated debt securities in the following circumstances:

•

upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Forest City Enterprises, Inc.;

•

(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior indebtedness beyond any applicable grace period or (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any senior subordinated debt securities have been declared due and payable before their stated maturity.

By reason of this subordination, in the event of liquidation or insolvency, holders of senior subordinated debt securities may recover less than holders of senior indebtedness and may recover more than the holders of junior subordinated debt securities.

For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities, other than stock and some of our subordinated securities, upon conversion or exchange of a senior subordinated debt security will be deemed to constitute payment upon the principal of the senior subordinated debt security.

Junior Subordinated Debt Securities

The junior subordinated debt indenture may provide that the junior subordinated debt securities are subordinate in right of payment to the prior payment in full of all senior debt, including any senior subordinated debt securities that we may issue under the senior subordinated debt indenture.

The holders of all senior debt outstanding at the time of acceleration will first be entitled to receive payment in full of all amounts due on the senior debt before the holders of the junior subordinated debt securities will be entitled to receive any payment upon the principal of, or premium, if any, or interest, if any, on the junior subordinated debt securities in the following circumstances:

•

upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Forest City Enterprises, Inc.;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any junior subordinated debt securities have been declared due and payable before their stated maturity.

By reason of this subordination, in the event of liquidation or insolvency, holders of junior subordinated debt securities may recover less than holders of senior debt, including the holders of any senior subordinated debt securities.

For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities, other than stock and some of our subordinated securities, upon conversion or exchange of a junior subordinated debt security will be deemed to constitute payment upon the principal of the junior subordinated debt security.

Form, Exchange and Transfer

We will issue the subordinated debt securities, if any, of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations and integral multiples of $1,000.

At the option of the holder, subject to the terms of the applicable subordinated indenture and the limitations applicable to global securities, subordinated debt securities of each series will be exchangeable for other subordinated debt securities of the same series of any authorized denomination in the same aggregate principal amount.

Subject to the terms of the applicable subordinated indenture and the limitations applicable to global securities, you may present subordinated debt securities for exchange as provided above or for registration of transfer, if properly endorsed or with the form of transfer properly endorsed and executed, at the office of the security registrar or at the office of any transfer agent that we designate. There will be no service charge for any registration of transfer or exchange of subordinated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. The security registrar or transfer agent will effect a transfer or exchange only if it is satisfied with the documents of title and identity of the person making the request for the transfer or exchange. We will appoint a security registrar, as indicated in the applicable prospectus supplement. Any transfer agent that we initially designate for any subordinated debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the subordinated debt securities of each series.

If we redeem the subordinated debt securities of any series in part, we will not be required to issue, register the transfer of, or exchange, any subordinated debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or register the transfer of, or exchange, any subordinated debt security selected for redemption, in whole or in part, except the unredeemed portion of any subordinated debt security being redeemed in part.

Global Securities

Some or all of the subordinated debt securities of any series may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the subordinated debt securities of the particular series represented by the global securities. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with that depositary or nominee or a custodian for the depositary or nominee and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any other matters as may be provided under the applicable subordinated indenture.

Notwithstanding any provision of the applicable subordinated indenture or any subordinated debt security, no global security may be exchanged, in whole or in part, for subordinated debt securities registered, and no transfer of a global security, in whole or in part, may be registered, in the name of any person other than the depositary for the global security or any nominee of the depositary unless:

•

the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as a depositary as required by the applicable subordinated indenture;

•	an event of default with respect to the subordinated debt securities of a series represented by the global security has occurred and is continuing; or

•	other circumstances, if any, in addition to or in lieu of those described above and as may be described in the applicable prospectus supplement, exist.

All securities issued in exchange for a global security or any portion of a global security will be registered in the names that the depositary directs.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or the nominee will be considered the sole owner and holder of the global security and the series of subordinated debt securities represented by the global security for all purposes under the subordinated debt securities and the applicable subordinated indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have a global security or any subordinated debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated subordinated debt securities in exchange for the global security and will not be considered to be the owners or holders of the global security or any subordinated debt securities represented by the global security for any purpose under the subordinated debt securities or the applicable subordinated indenture. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the holder of the global security. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee and to persons that may hold beneficial interests through the depositary’s participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the series of subordinated debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the subordinated trustee or any agent of ours or the subordinated trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made for, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to beneficial interests.

Unless otherwise stated in the applicable prospectus supplement, we will appoint DTC as the depositary for the subordinated debt securities.

We understand that neither DTC nor its nominee will consent or vote with respect to the subordinated debt securities. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns consenting or voting rights of DTC’s nominee to those participants to whose accounts the subordinated debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

DTC has advised us that it will take any action permitted to be taken by a holder of subordinated debt securities (including the presentation of subordinated debt securities for exchange) only at the direction of one or more participants to whose account with DTC interests in the global security are credited and only in respect of such portion of the principal amount of the subordinated debt securities represented by the global security as to which such participant or participants has or have given such direction.

DTC has also advised us that it is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC and facilitates the clearance and settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. DTC’s direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, sometimes referred to as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a subordinated debt security on any interest payment date will be made to the person in whose name the subordinated debt security, or one or more predecessor debt securities, is registered at the close of business on the regular record date for the interest payment.

Unless otherwise indicated in the applicable prospectus supplement, principal of, and any premium and interest on, the subordinated debt securities of a particular series will be payable at the office of the paying agent or paying agents that we may designate from time to time. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the subordinated trustee in The City of New York will be designated as our sole paying agent for payments with respect to subordinated debt securities of each series. Any other paying agents that we initially designate for the subordinated debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the subordinated debt securities of a particular series.

All moneys that we pay to a paying agent for the payment of the principal of, or any premium or interest on, any subordinated debt security that remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, and the holder of the subordinated debt security may look only to us for payment of any principal, premium or interest.

Restrictive Covenants

We will include covenants specific to a particular series of subordinated debt securities in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, the subordinated indentures will provide that Forest City Enterprises, Inc. may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, and may not permit any entity to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to Forest City Enterprises, Inc., unless all of the following conditions are met.

•

If the successor entity is not Forest City Enterprises, Inc., the successor entity is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and expressly assumes Forest City Enterprises, Inc.’s obligations on the subordinated debt securities and under the subordinated indentures.

•

Immediately after giving effect to the transaction, and treating any debt that becomes our obligation as a result of the transaction as having been incurred by us at the time of the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, has occurred and is continuing.

•

If, as a result of the transaction, the properties or assets of Forest City Enterprises, Inc. would become subject to a lien or other encumbrance that would not be permitted by the applicable subordinated indenture, Forest City Enterprises, Inc. or the successor entity, as the case may be, takes the steps necessary to secure the subordinated debt securities equally and ratably with, or prior to, the indebtedness secured by the lien or other encumbrance.

•

Forest City Enterprises, Inc. delivers to the subordinated trustee an officers’ certificate and an opinion of counsel, both of which state that the transaction complies with the terms of the applicable subordinated indenture.

Events of Default

Unless otherwise set forth in the applicable prospectus supplement, each of the following will constitute an event of default under the applicable subordinated indenture with respect to subordinated debt securities of any series, if applicable:

•

failure to pay principal of, or premium, if any, on, any subordinated debt security of that series when due, whether or not the payment is prohibited by the subordination provisions of the applicable subordinated indenture;

•

failure to pay any interest on any subordinated debt securities of that series when due that continues for 30 days, whether or not the payment is prohibited by the subordination provisions of the applicable subordinated indenture;

•

failure to deposit any sinking fund payment when due on any subordinated debt security of that series, whether or not the deposit is prohibited by the subordination provisions of the applicable subordinated indenture;

•

failure to perform any other covenant in the applicable subordinated indenture, other than a covenant included in the applicable subordinated indenture solely for the benefit of a series other than that series, that continues for 60 days after written notice has been given by the subordinated trustee or the holders of at least 10% in aggregate principal amount of the outstanding subordinated debt securities of that series as provided in the applicable indenture;

•

a default under any recourse debt by us, individually or in the aggregate, in excess of $10.0 million, which default (1) constitutes a failure to pay when due, subject to any applicable grace period, any portion of the principal of that recourse debt, and (2) results in that recourse debt becoming or being declared due and payable prior to its stated maturity;

•

a default under any non-recourse debt by us, individually or in the aggregate, in excess of 20% of the aggregate principal amount of all of our outstanding non-recourse debt, which default (1) constitutes a failure to pay when due, subject to any applicable grace period, any portion of the principal of that non-recourse debt, or (2) results in that non-recourse debt becoming or being declared due and payable prior to its stated maturity;

•	we or any of our significant subsidiaries file for bankruptcy, or other events in bankruptcy, insolvency or reorganization occur; and

•	any other event of default specified in the applicable prospectus supplement.

If any event of default, other than an event of default relating to bankruptcy, insolvency or reorganization, occurs and is continuing, either the subordinated trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of the applicable series, by notice as provided in the applicable subordinated indenture, may declare the principal amount of the subordinated debt securities of that series to be due and payable immediately. If an event of default relating to bankruptcy, insolvency or reorganization occurs, the principal amount of all the subordinated debt securities of the applicable series, or, in the case of any original issue discount security or other subordinated debt security, a specified amount, will automatically, and without any action by the subordinated trustee or any holder, become immediately due and payable. However, after the acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of that series may, under specified circumstances, rescind the acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived as provided in the applicable subordinated indenture. For a more detailed discussion as to waiver of defaults, see “— Modification and Waiver.”

Subject to the provisions of the applicable subordinated indenture relating to the duties of the subordinated trustee in case an event of default occurs and is continuing, the subordinated trustee will be under no obligation to exercise any of its rights or powers under the applicable subordinated indenture at the request or direction of any of the holders, unless the holders have offered to the subordinated trustee reasonable indemnity. Subject to the provisions of the applicable subordinated indenture relating to the indemnification of the subordinated trustee, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated trustee or exercising any trust or power conferred on the subordinated trustee with respect to the subordinated debt securities of that series.

No holder of a subordinated debt security of any series will have any right to institute any proceeding with respect to the applicable subordinated indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	the holder has previously given to the subordinated trustee written notice of a continuing event of default with respect to the subordinated debt securities of that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of that series have made a written request and offered reasonable indemnity to the trustee to institute the proceeding as trustee;

•	the subordinated trustee has failed to institute the proceeding; and

•

the subordinated trustee has not received from the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of that series a direction inconsistent with the request within 60 days after the notice, request and offer.

However, these limitations do not apply to a suit instituted by a holder of a subordinated debt security for the enforcement of payment of the principal of or any premium or interest on such subordinated debt security on or after the applicable due date specified in the debt security.

We will be required to furnish to the subordinated trustee annually a statement as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of each subordinated indenture and, if so, specifying all known defaults.

Modification and Waiver

Unless otherwise set forth in the applicable prospectus supplement, we and the subordinated trustee may modify and amend the applicable subordinated indenture with the consent of holders of not less than a majority in aggregate principal amount of any series of outstanding subordinated debt securities, and, in some instances, we and the subordinated trustee may modify and amend the subordinated indenture without the consent of the holders of any series of outstanding subordinated debt securities. However, we and the subordinated trustee may not modify or amend the subordinated indenture without the consent of the holder of each outstanding subordinated debt security affected by the modification or amendment if the modification or amendment:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any subordinated debt security;

•	reduces the principal amount of, or any premium or interest on, any subordinated debt security;

•	reduces the amount of principal of an original issue discount security or any other subordinated debt security payable upon acceleration of maturity;

•	changes the place or currency of payment of principal of, or any premium or interest on, any subordinated debt security;

•	impairs the right to institute suit for the enforcement of any payment on or with respect to any subordinated debt security;

•	reduces the percentage of outstanding subordinated debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable subordinated indenture;

•

reduces the percentage of outstanding subordinated debt securities of any series necessary for waiver of compliance with specified provisions of the applicable subordinated indenture or for waiver of specified defaults;

•

modifies the provisions relating to modification and waiver in any other respect except to increase any required percentage referred to above or to add to the provisions that cannot be changed or modified without the consent of the holders; or

•

in the case of convertible subordinated debt securities, makes any change that adversely affects the right to convert any subordinated debt security, except as permitted by the applicable subordinated indenture, or decreases the conversion rate or increases the conversion price of any subordinated debt security.

Each subordinated indenture will provide that the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive our compliance with specified restrictive provisions of the applicable subordinated indenture. The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive any past default with respect to that series under the applicable subordinated indenture, except a default in the payment of principal, premium or interest and specified covenants and provisions of the applicable subordinated indenture that cannot be amended without the consent of the holder of each outstanding subordinated debt security of the affected series.

Defeasance and Discharge

The applicable subordinated indenture will provide that, upon the exercise of our option, we will be discharged from all our obligations with respect to any subordinated debt securities of a series, including the provisions relating to subordination, except for the following obligations:

•	to exchange or register the transfer of subordinated debt securities;

•	to replace stolen, lost or mutilated subordinated debt securities;

•	to maintain paying agencies; and

•

to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of the subordinated debt securities of money or United States government obligations, or both, in an amount sufficient to pay the principal of, and any premium and interest on, the subordinated debt securities of that series on the stated maturity in accordance with the terms of the applicable subordinated indenture and the subordinated debt securities of that series.

We may only exercise defeasance or discharge if, among other things, we have delivered to the subordinated trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the subordinated debt securities of a relevant series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge were not to occur.

Covenant Defeasance

The applicable subordinated indenture will provide that, at our option, we may omit to comply with specified restrictive covenants related to the subordinated debt securities of a series, including any that may be described in the applicable prospectus supplement, and the occurrence of specific events of default that are described above under “— Events of Default” and any that may be described in the applicable prospectus supplement that are related to the subordinated debt securities, will be deemed not to be or result in an event of default. If this occurs, the provisions relating to subordination will cease to be effective with respect to any subordinated debt securities. We may only exercise this option if we deposit, in trust for the benefit of the holders of the subordinated debt securities of that series, money or United States government obligations, or both, in an amount sufficient to pay the principal of, and any premium and interest on, the subordinated debt securities on the stated maturity in accordance with the terms of the applicable subordinated indenture and the subordinated debt securities of that series. We also must, among other things, deliver to the subordinated trustee an opinion of counsel to the effect that holders of the subordinated debt securities of the relevant series will not recognize gain or loss for federal income tax purposes as a result of the deposit and defeasance of specified obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur.

If we exercise this option with respect to any subordinated debt securities of a series and the subordinated debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and United States government obligations so deposited in trust may be insufficient to pay amounts due on the subordinated debt securities at the time of their respective stated maturities but is not sufficient to pay amounts due on the subordinated debt securities of that series at the time of the acceleration. In such a case, we would remain liable for the deficiency.

Notices

Unless otherwise set forth in the applicable prospectus supplement, notices to the holders of subordinated debt securities will be given by mail to the addresses of those holders as they may appear in the security register.

Title

Unless otherwise set forth in the applicable prospectus supplement, we, the subordinated trustee and any agents of ours or the subordinated trustee may treat the person in whose name a subordinated debt security is registered as the absolute owner of the subordinated debt security, whether or not the subordinated debt security may be overdue, for the purpose of making payment and for all other purposes.

Relationships with the Subordinated Trustee

The subordinated trustee under the senior subordinated indenture and the junior subordinated indenture will be specified in a prospectus supplement.

The Trust Indenture Act of 1939 contains limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on some property received by it in respect of those claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest, the trustee must either redeem or eliminate that conflict upon the occurrence of an event of default under the senior subordinated indenture or the junior subordinated indenture, as applicable.

Governing Law

The subordinated indentures and the subordinated debt securities will be governed by, and construed in accordance with, the law of the State of New York, unless otherwise indicated in the applicable prospectus supplement.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

This section describes the general terms and provisions of the preferred stock that we may issue separately, upon conversion of a senior debt security, upon conversion of a subordinated debt security or upon exercise of an equity warrant. The applicable prospectus supplement will describe the specific terms, or modify the general terms, of any shares of preferred stock offered through that prospectus supplement and any special federal income tax consequences of those shares of preferred stock. We will file an amendment to our Amended Articles of Incorporation that contains the terms of each series of preferred stock each time we issue a new series of preferred stock. This amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions, including any dividend, redemption, liquidation, sinking fund and conversion rights. The description set forth below is not complete and is subject to the amendments to our Amended Articles of Incorporation fixing the preferences, limitations and relative rights of a particular series of preferred stock. You should refer to these amendments for specific information on the preferred stock. See “Where You Can Find More Information” for information on how to obtain copies of amendments to our Amended Articles of Incorporation.

General

Under our Amended Articles of Incorporation, our board of directors is authorized to issue up to 20,000,000 shares of preferred stock, without par value, in multiple series without the approval of shareholders with any designation, powers, privileges, preferences and rights, as well as any applicable qualifications, limitations or restrictions, as may be fixed by the board of directors. At December 8, 2014, no shares of preferred stock were issued and outstanding.

The preferred stock we may offer, if any, will have the dividend, redemption, liquidation, sinking fund and conversion rights set forth below unless otherwise provided in the applicable prospectus supplement. You should refer to the applicable prospectus supplement relating to the particular series of preferred stock offered by that prospectus supplement for specific terms, which may include:

•	the designation and authorized number of shares of each series;

•	the title and liquidation preference per share;

•	the number of shares offered;

•	the price at which the shares of each series will be issued;

•	the dividend rate, if any, the dates on which we will pay dividends and the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions of each series;

•	any conversion or exchange rights; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of each series.

The shares of preferred stock will be, when issued, fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of preferred stock and, in all cases, will be senior to our Class A common stock and our Class B common stock.

Dividend Rights

Unless otherwise set forth in the applicable prospectus supplement, holders of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for the payment of dividends, cash dividends at the rates and on the dates as set forth in the applicable prospectus supplement. Holders of preferred stock will be entitled to receive dividends in preference to and in priority over dividends on common stock and may be cumulative or non-cumulative as determined by our board of directors. We will generally be able to pay dividends and distribute assets to holders of our preferred stock only if we have satisfied our obligations on our debt that is then due and payable.

If the applicable prospectus supplement so provides, as long as any shares of preferred stock are outstanding, no dividends will be declared or paid or any distributions be made on our Class A or Class B common stock unless the accrued dividends on each series of preferred stock have been declared and paid.

Each series of preferred stock will be entitled to dividends as described in the applicable prospectus supplement. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no series of preferred stock will be entitled to participate in our earnings or assets.

Rights Upon Liquidation

Upon any dissolution, liquidation or “winding up” of Forest City Enterprises, Inc., the holders of each series of preferred stock will be entitled to receive out of its assets, whether from capital, surplus or earnings, and before any distribution of any assets is made on Class A common stock or Class B common stock, the amount per share fixed by the board of directors for that series of preferred stock, as reflected in the applicable prospectus supplement, plus unpaid dividends, if any, to the date fixed for distribution. Unless otherwise indicated in the applicable prospectus supplement, holders of preferred stock will be entitled to no further participation in any distribution made in conjunction with any dissolution, liquidation or “winding up.”

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption in connection with a sinking fund. The terms, times, redemption prices and types of consideration of the redemption will be set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the number of shares of the series that we will redeem in each year commencing after a specified date, at a specified redemption price per share, together with an amount equal to any accrued and unpaid dividends to the date of redemption.

If, after giving notice of redemption to the holders of a series of preferred stock, we deposit with a designated bank funds sufficient to redeem the series of preferred stock, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right, if applicable, to convert the shares of preferred stock into our Class A common stock or other securities prior to the date fixed for redemption.

Except as indicated in the applicable prospectus supplement, the preferred stock is not subject to any mandatory redemption at the option of the holder.

Sinking Fund

The applicable prospectus supplement for any series of preferred stock will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

Conversion Rights

The applicable prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into shares of Class A common stock or, if applicable, other securities. Unless otherwise indicated in the applicable prospectus supplement, the preferred stock will have no preemptive rights.

Voting Rights

Under ordinary circumstances, the holders of preferred stock have no voting rights except as required by law. However, if dividends on the preferred stock are in arrears for an aggregate of six quarterly dividends, the holders of the preferred stock, voting as a class, will become entitled to elect two directors until the time as the arrearages are paid and current dividends paid or declared and funded. The applicable prospectus supplement may provide additional voting rights for holders of preferred stock.

Transfer Agent and Registrar

We will select the transfer agent, registrar and dividend disbursement agent for a series of preferred stock, and each one will be described in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of preferred stock have the right to vote on any matter.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

We may, at our option, elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue depositary shares that each represent a fraction of a share of a particular series of preferred stock. This section describes the general terms and provisions of the depositary shares that we may issue. The applicable prospectus supplement will describe the specific terms, or modify the general terms, of any depositary shares offered through that prospectus supplement and any special federal income tax consequences of those depositary shares.

The statements and descriptions in this prospectus, in any prospectus supplement or in any other offering material regarding provisions of any deposit agreement between us and a depositary is a summary thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the applicable deposit agreement (and any amendments we may enter into from time to time) and the depositary shares, including the definitions therein of certain terms.

Unless we specify otherwise in the applicable prospectus supplement, such deposit agreement will be in the form filed as an exhibit to, or incorporated by reference in the registration statement (including amendments to such registration statement) of which this prospectus is a part, subject to any amendments to such deposit agreement as we may adopt from time to time.

General

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary shares, including dividend, voting, redemption, subscription and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders to all the rights pertaining to, definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received on the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of the depositary shares owned by the holders of the depositary shares. The depositary will distribute only the amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and the balance not so distributed will be held by the depositary, without liability for interest thereon, and will be added to and treated as part of the sum next received by the depositary for distribution to record holders of depositary shares.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled to the distribution, in amounts as are, as nearly as practicable, in proportion to the number of depositary shares owned by each holder, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, adopt any method that it deems equitable and practical, including the sale of the property and the distribution of the net proceeds from the sale to the holders of depositary shares.

The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, the holder of the depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the depositary shares after surrendering the depositary receipts at the corporate trust office of the depositary, paying taxes, charges and fees provided for in the deposit agreement and complying with any other requirements of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of the related series of preferred stock on the basis set forth in the applicable prospectus supplement for the series of preferred stock, but holders of whole shares of the preferred stock will not be entitled to receive depositary shares at a later time in exchange for whole shares of preferred stock. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption, in whole or in part, of the series of preferred stock held by the depositary in accordance with the terms of the deposit agreement. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary or by any other method that may be determined by the depositary to be equitable.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities or other property payable upon redemption and any money, securities, or other property to which the holders of the depositary shares were entitled upon redemption. To receive this money, securities or property, the holder must surrender the depositary receipts evidencing the depositary shares to the depositary.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date for that series of preferred stock will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of whole shares of that series of preferred stock represented by the holder’s depositary shares. The depositary will attempt, as practicable, to vote the amount of whole shares of that series of preferred stock represented by the depositary shares in accordance with each holder’s instructions. We will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent that it does not receive specific instructions from the holder of depositary shares representing that series of preferred stock.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding under the deposit agreement. We or the depositary may terminate the deposit agreement only if:

•	all outstanding depositary shares under the deposit agreement have been redeemed; or

•

there has been a final distribution on the preferred stock in connection with any liquidation, dissolution or winding up of Forest City Enterprises, Inc. and the distribution has been distributed to the holders of depositary receipts.

Charges and Expenses of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock, any redemption of the preferred stock at our option and any withdrawals of preferred stock by the holders of depositary shares. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and any other charges as may be expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal of the depositary will take effect upon the appointment of a successor depositary and its acceptance of the appointment as provided in the deposit agreement. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50.0 million.

Miscellaneous

We will deliver, at our expense, all notices and reports required by law, by the rules of any national securities exchange upon which the preferred stock, the depositary shares or the depositary receipts are listed or by our Amended Articles of Incorporation to be furnished to the record holders of preferred stock.

As provided in the deposit agreement, neither we nor the depositary will be liable if prevented or delayed by law or any other circumstance beyond our or its control in performing obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of the duties thereunder. The depositary will not be obligated to prosecute or defend any legal proceeding on any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF CLASS A COMMON STOCK WE MAY OFFER

This section describes the general terms and provisions of the shares of our Class A common stock that we may issue separately, upon conversion of a senior debt security, upon conversion of a subordinated debt security, upon conversion of preferred stock or upon exercise of an equity warrant. The description set forth below of our Class A common stock and Class B common stock are summaries and are qualified by reference to our Amended Articles of Incorporation. You should refer to our Amended Articles of Incorporation for specific information about our Class A common stock. See “Where You Can Find More Information” for information on how to obtain a copy of our Amended Articles of Incorporation.

Our Amended Articles of Incorporation authorize the issuance of (i) 371,000,000 shares of our Class A common stock, of which, at December 5, 2014, 182,862,021 shares were issued, 1,102,334 shares were held in treasury and 181,759,687 shares were outstanding and were held of record by 1,411 shareholders, and (ii) 56,000,000 shares of our Class B common stock, which are convertible on a share-for-share basis into Class A common stock, of which, at December 5, 2014, 19,216,218 shares were issued, no shares were held in treasury and 19,216,218 shares were outstanding and were held of record by 331 shareholders.

General

Except as described below, the shares of our Class A common stock and the shares of our Class B common stock are in all respects identical. The holders of our Class A common stock and Class B common stock are entitled to participate in any dividend, reclassification, merger, consolidation, reorganization, recapitalization, liquidation, dissolution or winding up of our affairs, share-for-share, without priority or other distinction between classes.

Both the Class A common stock and Class B common stock are listed on the New York Stock Exchange. As of December 5, 2014, Class A common stock accounted for approximately 90.4% of the total number of shares of common stock outstanding.

Dividends

Our board of directors is not required to declare a regular cash dividend in any fiscal year. The Class A common stock and Class B common stock will participate equally on a share-for-share basis in any and all cash and non-cash dividends paid, other than as described below. No cash dividend can be paid on a class of common stock until provision is made for payment of a dividend of at least an equal amount on a share-for-share basis on the other class of common stock. If our board of directors determines to declare any stock dividend with respect to either class of common stock, it must at the same time declare a proportionate stock dividend with respect to the other class of common stock. If the shares of either class of common stock are combined or subdivided, the shares of the other class of common stock must be combined or subdivided in an equivalent manner. In the discretion of our board of directors, dividends payable in Class A common stock may be paid with respect to shares of either class of common stock, but dividends payable in Class B common stock may be paid only with respect to shares of our Class B common stock.

Voting Rights

The holders of the Class A common stock, voting as a separate class, are entitled to elect 25% of the directors rounded up to the nearest whole number. All other directors are elected by the holders of the Class B common stock voting as a separate class. Cumulative voting for the election of directors is provided by Ohio law if notice in writing is given by any shareholder to the president, a vice president or the secretary not less than 48 hours before the time fixed for the holding of the meeting that the shareholder desires cumulative voting with respect to the election of directors by a class of shareholders to which such shareholder belongs, and if an announcement of the giving of the notice is made upon the convening of the meeting by the chairman or secretary or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect for a class, each holder of shares of that class will have the right to accumulate the voting power that such shareholder possesses at the election with respect to shares of that class. This means that each holder of shares of our Class A common stock or Class B common stock, as the case may be, will have as many votes as equal the number of shares of that class of common stock owned by the holder multiplied by the number of directors to be elected by the holders of that class of common stock. These votes may be distributed among the total number of directors to be elected by the holders of that class of common stock or distributed among any lesser number, in the proportion as the holder may desire.

If the number of outstanding shares of our Class A common stock is, as of the record date for any shareholder meeting at which directors will be elected, less than 10% of the combined outstanding shares of our

Class A and Class B common stock, then the holders of our Class A common stock will not have the right to elect at least 25% of the directors. If this occurs, the holders of our Class A common stock and the holders of our Class B common stock would vote together as a single class in the election of all directors, with each Class A share having one vote and each Class B share having ten votes.

Further, if the number of outstanding shares of our Class B common stock as of the above-mentioned record date is less than 500,000 shares, the holders of our Class B common stock will not have the right to elect up to 75% of the directors. If this occurs, the holders of our Class A common stock would continue to vote as a separate class to elect at least 25% of the directors rounded up to the nearest whole number, and the holders of our Class A and Class B common stock would vote together as a single class in the election of the remaining directors, with each Class A share having one vote and each Class B share having ten votes.

The holders of our Class A common stock and the holders of our Class B common stock are entitled to vote as separate classes:

•	for the election of directors (subject to exceptions described above);

•

to amend our Amended Articles of Incorporation or our Code of Regulations or approve a merger or consolidation of us with or into another corporation if the amendment, merger or consolidation would adversely affect the rights, preferences, privileges or restrictions granted or imposed with respect to the particular class; and

•	on all matters as to which class voting may be required by applicable Ohio law.

The holders of the Class A common stock vote together with the holders of the Class B common stock as a single class on all matters that are submitted to shareholder vote, except as discussed above. When all holders of our shares vote as a single class, each Class A share has one vote and each Class B share has ten votes.

Conversion

Holders of shares of our Class B common stock are entitled to convert, at any time and at their election, each share of Class B common stock into one share of our Class A common stock. Shares of Class A common stock are not convertible.

Other Terms

Our shareholders have no preemptive or other rights to subscribe for additional shares of our voting securities, except for the conversion rights of Class B common stock described above and conversion or put rights that may be granted to holders of our debt securities and preferred stock, if any. Upon any liquidation, dissolution or winding up of Forest City Enterprises, Inc., the assets legally available for distribution to holders of all classes of common stock are distributable ratably among the holders of the shares of all classes of common stock outstanding at the time. No class of common stock is subject to redemption.

Transfer Agent

Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., Mendota Heights, Minnesota, currently serves as transfer agent for our common stock.

DESCRIPTION OF WARRANTS WE MAY OFFER

This section describes the general terms and provisions of the warrants we may issue for the purchase of senior debt securities, subordinated debt securities, Class A common stock or preferred stock. We may issue warrants independently or together with other securities offered by any prospectus supplement and may attach warrants to those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement relating to the particular issue of the warrants. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of certificates evidencing warrants or beneficial owners of warrants.

Unless we specify otherwise in the applicable prospectus supplement, such warrant agreement will be in the form filed as an exhibit to, or incorporated by reference in the registration statement (including amendments to such registration statement) of which this prospectus is a part, subject to any amendments to such warrant agreement as we may adopt from time to time.

Debt Warrants

The applicable prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following, if applicable:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the debt securities purchasable upon exercise of the warrants;

•	the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

•	the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Equity Warrants

The applicable prospectus supplement relating to a particular issue of warrants to issue shares of preferred stock, shares of Class A common stock, or other securities will describe the terms of those warrants, including the following, if applicable:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities that may be purchased upon exercise of the warrants;

•	the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of material United States federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or applicable number of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our securities, the holder will not have any rights as a holder of the securities by virtue of ownership of warrants.

DESCRIPTION OF UNITS WE MAY OFFER

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will provide:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may offer and sell the offered securities in and outside the United States in any one or more of the following ways:

•	through underwriters or dealers;

•	directly to purchasers, including our affiliates and shareholders, in a rights offering or an “at-the-market” offering;

•	through agents;

•	through brokers or dealers as part of, or in connection with, derivative transactions; or

•	through a combination of any of these methods.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The applicable prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, brokers, dealers or agents participating in the offering;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	in the case of debt securities, the interest rate, maturity and redemption provisions;

•	any securities exchanges on which the securities may be listed, if any,

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any other information that we think is important.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm-commitment or best-efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to specified conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from specified types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Derivative Transactions

We may sell securities as part of, or in connection with, our entering into a derivative transaction with a financial institution. The financial institution may hedge its position by making sales of securities covered by this prospectus.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

At-the-Market Offerings

We may offer our securities into an existing trading market on the terms described in the applicable prospectus supplement. Underwriters, brokers, dealers and agents may participate in at-the-market offerings.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, various legal matters incident to the issuance and validity of the securities offered by the applicable prospectus supplement are subject to the opinions of Geralyn Presti, our Executive Vice President, General Counsel and Secretary, and Thompson Hine LLP, Cleveland, Ohio. As of December 8, 2014, Ms. Presti owned 32,857 shares of our Class A common stock, including 21,190 restricted shares; 70,533 options to purchase shares of our Class A common stock, of which 66,382 are currently exercisable or exercisable within 60 days; and 20,013 performance shares, which may be paid in shares of Class A common stock at a later date based on the Registrant’s performance. In addition, counsel that will be named in the applicable prospectus supplement will pass upon the validity of any securities offered under the applicable prospectus supplement for any underwriters or agents.

EXPERTS

The financial statements and financial statement schedules incorporated in this Prospectus by reference to Forest City Enterprises, Inc.’s Current Report on Form 8-K dated December 9, 2014 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-KT of Forest City Enterprises Inc. for the 11 months ended December 31, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements of FC HCN University Park, LLC and subsidiaries incorporated in this Prospectus by references to Exhibit 99.1 of Forest City Enterprises, Inc’s amended Transition Report on Form 10-KT/A for the 11 months ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheet as of December 31, 2012 and the related statements of operations, partners’ equity (deficit) and cash flows of Uptown Housing Partners, LP for the years ended December 31, 2012 and 2011 incorporated in this prospectus by reference to the Transition Report of Forest City Enterprises, Inc. on Form 10-KT for the eleven months ended December 31, 2013, as amended, have been so incorporated in reliance on the report of McGladrey LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

The financial statements of FC 8 Spruce Mezzanine, LLC incorporated in this prospectus by reference to the Transition Report of Forest City Enterprises, Inc. on Form 10-KT for the eleven months ended December 31, 2013, as amended, have been so incorporated in reliance on the report of Novogradac & Company LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

32,500,000 Shares

Forest City Enterprises, Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Goldman, Sachs & Co.

Citigroup

May     , 2015